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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DTS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2014

To Our Stockholders:

        The annual meeting of stockholders of DTS, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on May 15, 2014, at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, CA 91361, for the following purposes:

  1.
  To elect two members of the Board of Directors, whose terms are described in this Proxy Statement;

  2.
  To approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan to increase the number of shares authorized for issuance under the plan;

  3.
  To vote on an advisory (non-binding) basis on the compensation of our named executive officers;

  4.
  To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the 2014 fiscal year; and

  5.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        Holders of record of DTS, Inc. Common Stock at the close of business on April 2, 2014, are entitled to vote at the meeting.

        In addition to the Proxy Statement, proxy card and voting instructions, a copy of DTS, Inc.'s annual report on Form 10-K, which is not part of this proxy soliciting materials, is enclosed.

        It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card in the enclosed, postage-prepaid envelope. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed Proxy Statement.

By Order of the Board of Directors,
/s/ BLAKE A. WELCHER Blake A. Welcher, Executive Vice President, Legal, General Counsel, and Corporate Secretary

Calabasas, California
April 14, 2014

DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2014

        This Proxy Statement is furnished on behalf of the Board of Directors of DTS, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 15, 2014 at 10:00 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, CA 91361.

        These proxy solicitation materials were first mailed on or about April 15, 2014 to all stockholders entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2014

        This Proxy Statement and our 2013 Annual Report are available at: https://materials.proxyvote.com/23335C.

 EXECUTIVE SUMMARY

•
About DTS

  We exist to make the world sound better. We are a premier audio solutions provider for high-definition entertainment experiences—anytime, anywhere, on any device. Our audio solutions are designed to enable recording, delivery and playback of high-definition audio in a simple, personalized, and immersive way and have been incorporated by hundreds of licensee customers around the world into several billion consumer electronic devices, including televisions, PCs, smartphones, tablets, digital media players, video game consoles, Blu-ray Disc players, audio/video receivers, soundbars, DVD based products, automotive audio systems, set-top-boxes, and home theater systems. Our Company believes in strong corporate governance and stockholder aligned pay practices for our executives.

•
Corporate Governance Highlights

  We are committed to the highest standards of corporate governance, including active engagement with our stockholders throughout the year. We believe our ongoing engagement with stockholders helps us achieve balance between long term and short term interests.

•
Recent Governance Developments

•
On March 28, 2014, David C. Habiger joined our Board of Directors bringing over 22 years of experience in the digital media and entertainment industries and in-depth knowledge and understanding of the consumer electronics industry and corporate governance.

•
After more than a decade of service to DTS, the Company has determined not to nominate Joerg D. Agin for re-election due in part to the Board's term limitation policy and Mr. Agin's interest to spend more time with his family. We truly thank him for his dedication and service.

•
Our Board is now comprised of eight members, seven of whom are independent under NASDAQ listing standards.

•
We have established age & term limit policies to help assure a fresh perspective amongst the Board and skill sets that are relevant in the ever changing industry in which we operate.

•
We continue to maintain stock ownership guidelines for our CEO and non-employee directors.

•
Leadership Structure

•
Jon E. Kirchner serves as Chairman of the Board and Chief Executive Officer. When the Chairman also serves as the Company's CEO, as Mr. Kirchner does, the Board may designate an independent director to serve as the "Lead Independent Director." We believe this leadership structure provides:

•
Unified leadership and focused vision;

•
Effective leadership in light of the nature of the Company, its experience and history and the industry in which we operate; and

•
Fluid communication and coordination between the Board and management.

•
Our Lead Independent Director, together with our independent directors, provide:

•
Strong balance in light of our current combined Chairman and CEO roles;

•
Active oversight of the development and implementation of the Company's strategy; and

•
Thorough oversight and evaluation of CEO and senior management performance and compensation.

•
Board Independence

•
87.5% of our Board Members, including our Lead Independent Director, are independent.

•
Each of the Board Committees, including the Compensation Committee, which ultimately determines the CEO's compensation, consist entirely of independent directors, and each Committee has a different chairperson.

•
Our Lead Independent Director or the respective Committee Chairperson presides over an independent directors' session following each of our Board and Committee meetings.

•
Our Board, through its Nominating/Corporate Governance Committee, conducts an annual evaluation of each member, each committee, and overall board performance.

•
Board Commitment

•
Director attendance at Board and Committee meetings was 99.3% overall in 2013, with each director attending 100% of the meetings of our Board.

•
Election of Directors

  The Company's Nominating/Corporate Governance Committee has nominated Mr. David C. Habiger and Mr. Jon E. Kirchner (the Company's CEO) to stand for reelection. If elected, they will continue in office until our 2017 annual meeting of stockholders or until their successors have been duly elected and qualified, or until the earlier of their respective death, resignation or retirement. The Board of Directors recommends a vote "FOR" the election of Mr. David C. Habiger and Mr. Jon E. Kirchner as directors, as they bring important skills and experience to the Board.

•
Approval of Amendment to DTS, Inc. 2012 Equity Incentive Plan

  We continue to operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain high caliber employees and directors. One of the tools our Compensation Committee regards as essential in addressing these challenges is a competitive total compensation program, a cornerstone of which is equity incentives. Our equity compensation program is designed to provide a variety of stock-based and other awards which can be granted to key employees and directors of the Company and its subsidiaries who have significant influence over the results of our operations and thus the greatest impact on stockholder value creation.

  At the annual meeting, stockholders will be asked to approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan (the "2012 Plan") increasing the number of shares authorized for issuance under the 2012 Plan by seven hundred thousand (700,000) shares of our common stock. We believe that without these additional shares, we will not have sufficient shares to meet the Company's needs for the next year.

•
As of March 31, 2014, a total of 317,626 shares remained available for the future grant of awards under the Plan, and following the upcoming annual stockholder meeting, we anticipate approximately 237,000 shares will be available under the Plan, primarily as a result of anticipated annual grants that will be made to our Board of Directors in accordance with our director compensation program. The Board and the Compensation Committee believe this amount is insufficient to meet our anticipated needs.

  Given that the Company has a significant institutional stockholder base, we considered proxy advisory firm guidelines in determining the number of additional shares under the 2012 Plan for which we are asking stockholder approval. Due in part to the Company's recent successful buyback activity, coupled with our overhang, the numbers such models suggest are insufficient to meet the Company's retention needs. The following information should also be considered:

•
Our three-year average burn rate is 5.40%, which is below the 5.49% burn rate cap suggested by a leading stockholder advisory firm, and which we believe is consistent with the annual equity granting practices of similarly-sized technology companies. Further, our effective burn rate has been adversely affected by our stock repurchase program, under which we repurchased 1.2 million shares of our common stock in 2013 and more than 6 million shares since the program was initiated in 2007. Despite its impact on burn rate, our stock repurchase program is considered an important tool for increasing long term stockholder value. The addition of shares to the plan this year will allow for awards over the course of the next year. Assuming our weighted average common shares outstanding remains relatively stable, if we were to grant all shares available under the 2012 Plan, as amended, following the annual meeting, we anticipate that our burn rate would be approximately 5.5%, which is consistent with the annual equity granting practices of similarly sized technology companies.

•
We intend to grant equity primarily to our key employees and members of our Board, and to utilize performance-based awards for our key executives. We believe this not only aligns their interests with those of our stockholders but also significantly contributes to our ability to retain these employees while limiting our total equity dilution.

  We believe that the key features of the 2012 Plan and the amendment increasing the 2012 Plan's share reserve subject to stockholder approval, reflect best compensation practices. These include:

  •
  The 2012 Plan does not contain an annual "evergreen" provision, stockholder approval is required to increase the maximum number of shares issued under the Plan;

  •
  Shares that are tendered to pay the exercise price of a stock option or to satisfy tax withholding obligations upon exercise of a stock option are not available for future awards;

  •
  Stock options may not be repriced or exchanged for new awards with a lower exercise price or cash without the approval of our stockholders;

  •
  No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights;

  •
  Each share subject to a "full value" award will reduce the number of shares remaining available for grant under the 2012 Plan by 2.0 shares (absent approval of the amendment increasing the 2012 Plan's share reserve, this ratio will remain at 1:1.71); and

  •
  The 2012 Plan does not include any single trigger acceleration or tax gross-up provisions.

  The Board of Directors strongly believes that the 2012 Plan serves a critical role in attracting and retaining the high caliber talent essential to the Company's ability to increase stockholder value through execution of our strategic plans. The Board urges stockholders to vote to approve the amendment to the 2012 Plan.

•
Executive Compensation

  Our Company believes in stockholder aligned pay practices for our executives. We hold our executives to stringent performance standards and our executive compensation plans are designed to pay competitively if strategic and financial performance is outstanding, while realized pay is grounded in the Company's and executive's actual performance. As such, our compensation program will provide only modest compensation when overall performance is below expectations, as it was in 2013. We believe that this approach optimally aligns the Company and stockholder interests resulting in the greatest impact on stockholder value creation.

•
Pay-for-performance.    The executive compensation program is structured with the objective of having actual (or "realizable") compensation that, over-time, reflects a blend of strategic execution and financial performance.

•
Over the last two years, our CEO's "Realizable Pay" has averaged just 52% of the target level in an extremely challenging operating environment.

•
The Committee reviews pay decisions from an actual or "realizable" pay perspective as well as over the course of multiple years in order to avoid overreaction or misinterpretation and to focus on long-term stockholder value creation.

•
The Company reached out to its largest investors on executive compensation to elicit feedback on its compensation practices, and in response to stockholder feedback, made certain adjustments to the Company's executive compensation program in 2014, including introducing performance-based equity in the form of performance stock units ("PSUs") as a component of our equity award program.

•
Annually, the Compensation Committee assesses all elements of our executive compensation program, with support from a nationally recognized executive compensation consulting firm, to ensure proper alignment between actual compensation levels, individual and Company performance, and competitive pay practices.

•
2013 Executive Compensation Highlights.    For 2013, based on the annual assessment and prior Say-on-Pay votes, and in support of building long-term stockholder value, the Compensation Committee:

•
Granted no increase in CEO or NEO base pay salaries;

•
Limited equity awards for the CEO and NEOs to stock options, and reduced the value of such equity grants by 60% on average from 2012 levels;

•
Utilized stock options to reinforce the importance of building long-term stockholder value; and

•
Limited the CEO's bonus to approximately 68% of the targeted amount, despite strong strategic performance and an improvement in stock price from ~$17 at the end of 2012 to ~$24 at the end of 2013.

  In setting 2013 target compensation, the Compensation Committee reflected on the Company's overall performance and set 2013 target compensation for the CEO at a level that represented a reduction of 47% from 2012. Additionally, 2013 realizable pay for the CEO was reduced by approximately 13% despite strong strategic performance and improvement in stock price, as shown below:

CEO Pay For Performance

  Target Pay—includes annualized base salary, target cash bonus amount, other compensation paid and the "fair value" at grant of equity awards (i.e., Black Scholes for stock options).

  Realizable Pay—includes annualized salary, actual bonus paid, other compensation paid and the "in-the-money" value of all equity awards issued during 2012 and 2013 using the closing price of our common stock on December 31, 2013 of $23.91. Realizable Pay assumes equity awards are 100% vested upon grant, even though such awards only vest 25% per year over four years.

  Stock Price—reflects change in the value of DTS common stock from 12/31/12 ($16.70) to 12/31/13 ($23.91).

•
Certain 2014 Executive Compensation Updates.    In 2014, the Compensation Committee further adjusted the equity award program to provide an increased emphasis on pay-for-performance.

•
The Compensation Committee introduced specific performance-based equity awards in the form of PSUs to further enhance pay-for-performance and emphasize stockholder alignment:

•
2014 CEO equity awards were allocated approximately 50% to PSUs, 25% to RSUs, and 25% to stock options, as a percentage of the aggregate target value of all awards.

•
2014 NEO equity awards were allocated approximately 33 1/3% to PSUs, 33 1/3% to RSUs, and 33 1/3% to stock options, as a percentage of the aggregate target value of all awards.

•
Ratification of Auditors

  The Audit Committee appointed Deloitte & Touche LLP as independent registered public accountants for the Company and its subsidiaries during the year ended December 31, 2014. We are asking the stockholders to ratify this appointment.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will vote on: (1) the election of two Class II directors, (2) the approval of an amendment to the DTS, Inc. 2012 Equity Incentive Plan to increase the number of shares authorized for issuance under the plan, (3) an advisory (non-binding) basis, the compensation of our named executive officers, (4) the ratification of Deloitte & Touche LLP to serve as the Company's independent registered public accountants for the 2014 fiscal year and (5) any other business that may properly come before the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, April 2, 2014, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Every stockholder of record is entitled to one vote for each share of Common Stock held. As of April 2, 2014, 16,968,350 shares of our Common Stock were outstanding and entitled to vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 5220 Las Virgenes Road, Calabasas, California, 91302.

What are the Board of Directors' recommendations on the proposals?

        The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR each of the nominees for director, FOR the approval of the amendment to the DTS, Inc. 2012 Equity Incentive Plan to increase the number of shares authorized for issuance under the plan, FOR non-binding approval of the compensation of our named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, according to their own best judgment. At the date this Proxy Statement went to press, we did not know of any other matters that are to be presented at the annual meeting.

How do I vote my shares at the annual meeting?

        Sign and date the proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting. For additional information, please refer to the Q&A titled "What are broker non-votes?" below.

        If your shares are held in "street name" by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank may vote your shares if it has discretionary authority to vote on a particular matter.

Can I change my vote after I return my proxy card?

        Yes, you may revoke or change your proxy at any time before the annual meeting by filing with Blake Welcher, our Executive Vice President, Legal, General Counsel, and Corporate Secretary, at 5220 Las Virgenes Road, Calabasas, California, 91302, a notice of revocation or another signed proxy card with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Who will count the votes?

        Our Executive Vice President, Legal, General Counsel, and Corporate Secretary will count the votes and act as the inspector of election.

What does it mean if I get more than one proxy card?

        If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A. (877) 282-1168, or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

What is "householding" and how does it affect me?

        The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the Company has received contrary instructions from such holders. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you received a householded mailing this year and you would like to have separate copies of our proxy materials mailed to you, please submit your request to DTS, Inc., Attn: Stockholder Relations, 5220 Las Virgenes Road, Calabasas, California, 91302 or call (818) 436-1000. We will promptly send additional copies of our proxy materials upon receipt of such request. If your shares are held by a bank, broker or other nominee, once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. In the future, if you would like to receive separate copies of our proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

What is a quorum?

        The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares of our stock entitled to vote at the meeting will constitute a quorum. A quorum must be met in order to hold the meeting and transact any business, including voting on proposals. Proxies marked as abstaining on any matter to be acted upon by stockholders and "broker non-votes", described below, will be treated as present for purposes of determining if a quorum is present.

What vote is required to approve each proposal?

  Proposal 1—Election of Directors

        If a quorum is present, the nominees for director who receive a plurality of the votes cast, which means that the two director nominees receiving the highest number of "For" votes, will become Class II directors. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

  Proposal 2—Approval of an Amendment to the DTS, Inc. 2012 Equity Incentive Plan

        If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the amendment to the DTS, Inc. 2012 Equity Incentive Plan to increase the number of shares authorized for issuance under the plan. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

  Proposal 3—Advisory Vote on Executive Compensation

        If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding executive compensation proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

  Proposal 4—Ratification of Appointment of Deloitte & Touche LLP

        If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

What are broker non-votes?

        If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in "street name") and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the annual meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants. Non-routine matters include the election of directors, the approval of the amendment to the DTS, Inc. 2012 Equity Incentive Plan and the advisory vote on executive compensation.

        Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What happens if I abstain?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a "no" or "none" vote. Abstentions will have no effect on the election of directors.

How will DTS solicit proxies?

        We have retained Computershare Trust Company, N.A. and MacKenzie Partners, Inc. to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders will be borne by us. We have retained MacKenzie Partners, Inc. as our proxy solicitor to assist in soliciting proxies and we will bear these costs, which we expect will be approximately $10,000. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

ITEM 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of eight persons and is divided into three classes of directors with staggered three-year terms. There are three Class I directors, three Class II directors, and two Class III directors. The three Class I directors currently consist of Mr. Craig S. Andrews, Mr. L. Gregory Ballard and Mr. Bradford D. Duea. The three Class II directors currently consist of Mr. Joerg D. Agin, Mr. David C. Habiger and Mr. Jon E. Kirchner. The two Class III directors currently consist of Ms. V. Sue Molina and Mr. Ronald N. Stone.

        The term of the Class II directors will expire at the annual meeting this year. A director elected to Class II will serve for a term of three years, expiring at the 2017 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal.

        The Nominating/Corporate Governance Committee of the Board has nominated Mr. David C. Habiger and Mr. Jon E. Kirchner for election at the annual meeting to serve as Class II directors. You can find information about Mr. David C. Habiger and Mr. Jon E. Kirchner below. Pursuant to our tenure policy in our Corporate governance guidelines, Mr. Joerg D. Agin has not been nominated for re-election.

        The persons named in the proxy card will vote such proxy for the election of Mr. David C. Habiger and Mr. Jon E. Kirchner unless you indicate that your vote should be withheld or abstained from voting. You cannot vote for a greater number of directors than two. If elected, Mr. David C. Habiger and Mr. Jon E. Kirchner will continue in office until our 2017 annual meeting of stockholders or until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or retirement. Mr. David C. Habiger and Mr. Jon E. Kirchner have each indicated to the Company that they will serve if elected. We do not anticipate that Mr. David C. Habiger and Mr. Jon E. Kirchner will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

        The Class II directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting assuming a quorum is present, which means that the two director nominees receiving the highest number of "FOR" votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

        The Board of Directors unanimously recommends a vote "FOR" the election of Mr. David C. Habiger and Mr. Jon E. Kirchner as directors.

 Nominees and Continuing Directors

        Each of our directors brings to our Board extensive management and leadership experience gained through their service as executives and has diverse experience relating to strategy, operations, capital, risk, managing technology innovations and business cycle management. In addition, most current directors bring public company board experience—either significant experience on other boards or long service on our Board—that broadens their knowledge of board policies and processes, rules and regulations, and issues and solutions. Collectively, this embodiment of knowledge and experience also allows our board to efficiently address the various actions of regulatory agencies and stockholder groups seeking changes/developments in corporate governance. The Nominating/Corporate Governance Committee's process to recommend qualified director candidates is described under the section titled "Nominating/Corporate Governance Committee" below. In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board and its committees.

        Set forth below are the names of the nominees for election to the office of director and each current director whose term does not expire at this time, along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years.

NOMINEES FOR TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS IN 2017

        David C. Habiger, 45, has served on our Board of Directors since March 2014. Mr. Habiger is currently a Senior Advisor at Silver Lake Partners and a Venture Partner with the Pritzker Group. He is the former Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that was acquired by Cisco in August 2012. In 2011, he was named an Ernest & Young Entrepreneur of the Year and in 2010 for Northern California, Hollywood Reporter chose him as one of their Digital Power 50. In 2008, he was chosen as one of Corporate Leader Magazine's 40 under 40 business leaders. Mr. Habiger worked with the founding members of Sonic Solutions from 1992 to 2011 and served as President and Chief Executive Officer of Sonic from 2005 to 2011. As CEO of Sonic, he led the company as it redefined its core e-Commerce business and established a leadership role as one of the largest global providers of premium movies and TV shows via web connected CE and mobiles devices. He serves a director for Control4, Echo Global, Textura, and RealD. He is a member of National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. Mr. Habiger received a bachelor's degree in business administration from St. Norbert College and an MBA from the University of Chicago. Mr. Habiger was selected to serve on our Board due to his extensive experience in the digital media and entertainment industries and in-depth knowledge and understanding of the consumer electronics industry.

        Jon E. Kirchner, 46, has served as our Chairman of the Board of Directors and Chief Executive Officer since February 2010. From September 2001 to February 2010, he served as our President and Chief Executive Officer. He has been a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of senior leadership roles including President, COO and CFO. Previously, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on a range of strategy, finance, operations and valuation issues. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur Of The Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the "Digital 25: Leaders in Emerging Entertainment" award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Since June of 2012, Mr. Kirchner has served on the Board of Directors of Free Stream Media Corporation, a leader in the social TV space. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College. Mr. Kirchner was selected to serve on and lead our Board due to his detailed knowledge of all aspects of the operations of the Company, his accounting background and exposure to a number of industries, giving him sound, practical business judgment. We believe that given the size, scope, complexity and expected rapid growth in our business, that oversight, communication, and direction between the Board and management is best achieved by having our CEO also serve as Chairman of the Board of Directors.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE
ANNUAL MEETING OF STOCKHOLDERS IN 2015

        V. Sue Molina, 65, has served on our Board of Directors since January 2008, and currently serves as Chair of our Nominating/Corporate Governance Committee and serves on our Audit Committee. From November 1997 until her retirement in May 2004, she was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the national partner in charge of Deloitte's Initiative for the Retention and Advancement of Women. Prior to that, she spent twenty years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina has prior board experience serving on the Board of Directors, chair of the Compensation Committee and member of the Audit Committee of Sucampo Pharmaceuticals, Inc., and on the Board of Directors, chair of the Audit Committee and a member of the Compensation Committee of Royal Neighbors of America. She holds a B.S.B.A. and a Masters of Accounting degree from the University of Arizona. Ms. Molina was selected to serve on our Board due to her extensive accounting and financial expertise, her experience in advising Boards and her past service on Boards of public companies.

        Ronald N. Stone, 70, has served as a member of our Board of Directors since April 2004, and currently serves as Chair of our Audit Committee and also serves on our Compensation Committee. Mr. Stone is currently President of Stone Consulting, Inc., a firm providing consulting services to the consumer electronics and real estate industries. Until April 2005, Mr. Stone served as an advisor to Pioneer Electronics (USA) Inc., a global consumer electronics company, a role he held after he retired from Pioneer in May 2003. At the time of his retirement, Mr. Stone served as president of Pioneer's Customer Support Division, a position he had held since March 2000. The Customer Support Division was responsible for product services, accessories, and after-sales operations for several Pioneer entities. Prior to his position as President of the Customer Support Division, Mr. Stone served as Executive Vice President and Chief Financial Officer of Pioneer Electronics (USA) Inc. since 1985. Mr. Stone also served on the board of directors of Pioneer and several of its North American subsidiaries. Mr. Stone began his career with Pioneer Electronics in 1975. Mr. Stone served on the executive committee of the Consumer Electronics Association (CEA), owner of the International Consumer Electronics Show® for more than 15 years, and is a former chairman of that organization's board of directors. He also serves on the UCLA Medical Center board of advisors and on its Information Technology and Finance committees. Mr. Stone received his bachelor's degree in accounting from the University of Southern California. He is a Certified Public Accountant. Mr. Stone was selected to serve on our Board due to his broad and deep experience in the consumer electronics industry, his extensive accounting and financial expertise and his extensive experience as a senior executive.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE
ANNUAL MEETING OF STOCKHOLDERS IN 2016

        Craig S. Andrews, 61, has served as a member of our Board of Directors since June 2010, and currently serves as Chair of our Compensation Committee and also serves on our Nominating/Corporate Governance Committee. Mr. Andrews is Senior Counsel to the law firm of DLA Piper LLP (US) since January 2010, and was a partner at the firm from May 2008 through January 2010, and served as Co-Chairman of the firm's Emerging Company Practice Group. Mr. Andrews has also been

Chief Operating Officer of Renova Therapeutics, Inc., a privately held gene therapy company, since June 2008. From March 2003 to June 2008, he was a stockholder of Heller Ehrman, LLP. From March 1987 to February 2003, he was a partner in the Brobeck, Phleger & Harrison law firm, other than for the period from May 2000 to January 2002, during which he spent time as the vice-president of business development at Air Fiber, Inc., a private telecommunications company, and as a partner at the law firm of Latham & Watkins. Mr. Andrews has been advising boards of directors of public and private companies for over 35 years, with a focus in representing emerging-growth companies, as well as an expertise in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous companies. From September 1999 until its sale in 2010, he was a director of Rubio's Restaurants, Inc. (formerly a NASDAQ listed company), where he was the chairman of the nominating and corporate governance committee and a member of the company's compensation committee. He has previously served as director of numerous other public and private companies, including Encad, Inc. (formerly a NASDAQ listed company) and Collateral Therapeutics, Inc. (formerly a NASDAQ listed company). Mr. Andrews received a B.A. degree from the University of California, Los Angeles, and a J.D. from the University of Michigan. Mr. Andrews was selected to serve on our Board due to his vast experience in advising boards and companies with respect to legal and general business matters.

        L. Gregory Ballard, 60, has served as a member of our Board of Directors since May 2008, and, since February 2011, has served on our Nominating/Corporate Governance Committee. He currently serves as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment. From May 2010 to September 2010, Mr. Ballard served as Chief Executive Officer of Transpera, Inc., a mobile video advertising network. From October 2003 through December 2009, Mr. Ballard served as President & Chief Executive Officer of Glu Mobile Inc., a publisher of mobile video games. From April 2007 to November 2009, Mr. Ballard served as a director of Glu Mobile Inc., a public reporting company. Previously, Mr. Ballard has also served on the board of Pinnacle Systems, Inc., Imagine Games Network and THQ Inc. He has also served on the Compensation Committee of Pinnacle Systems, Inc. Prior to joining Glu Mobile in October of 2003, Mr. Ballard consulted for Virgin USA, Inc. from April 2003 to September 2003. Prior to then, he served as Chief Executive Officer at SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, from August 2002 to April 2003, when it filed for Chapter 11 bankruptcy protection. Mr. Ballard was also Executive Vice President of Marketing and Product Management at SONICblue from April 2002 to August 2002. Between July 2001 and April 2002, Mr. Ballard worked as a consultant. Mr. Ballard served as Chief Executive Officer of MyFamily.com, Inc. (later Ancestry.com), a subscription-based Internet service, from January 2000 to July 2001. Previously, he served as Chief Executive Officer or in another senior executive capacity with 3dfx Interactive, Inc., an advanced graphics chip manufacturer, Warner Custom Music Corp., a division of Time Warner, Inc., Capcom Entertainment, Inc., a developer and publisher of video games, and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard holds a B.A. degree in Political Science from the University of Redlands and a J.D. from Harvard Law School. Mr. Ballard was selected to serve on our Board due to his substantial experience as an executive and chief executive officer with a number of public and private companies in areas related to the Company's business.

        Bradford D. Duea, 45, has served as a member of our Board of Directors since March 2010, and also serves on our Compensation Committee. From September 5, 2013 until present, Mr. Duea has served as a retained strategic advisor of Shoutz, Inc., an Austin-based technology company focused on making lotteries more convenient, engaging and rewarding. Mr. Duea is responsible for marketing, product management, product development and lottery relations. From September 2011 to present, Mr. Duea has also served as a member of the Board of Directors of Shoutz, Inc. From April 2010 to April 2013, Mr. Duea served as a senior marketing executive with T-Mobile USA, Inc. From May 2012 to April 2013, Mr. Duea was SVP, Product Management for T-Mobile USA, where he was the senior marketing executive responsible for all product management, including the sourcing, positioning and delivery of all value added services, devices (i.e., handsets, tablets, mobile hotspots, PCs), and accessories. From July 2011 to May 2012, Mr. Duea served as SVP, Value Added Services, Broadband and Wholesale at T-Mobile, responsible for three business divisions: (1) Value Added Services; (2) Mobile Broadband and Emerging Devices; and (3) Wholesale (Mobile Virtual Network Operators and Machine to Machine/Internet of Things businesses). From November 2010 to July 2011, Mr. Duea served as SVP, Valued Added Services and Mobile Broadband for T-Mobile. From April 2010 to November 2010, Mr. Duea served T-Mobile as General Manager and VP, Communications, Applications and Media. From January 2004 to February 2010, Mr. Duea served as President of Napster, Inc. Mr. Duea was responsible for all international activities, including acting as a Board member to Napster Japan, overseeing the business development activities of the company on a worldwide basis, including Napster Mobile, and helping define the strategic direction of the Napster music service. Prior to Napster, Mr. Duea served as VP of Worldwide Business Development and Worldwide OEM Sales for Roxio, Inc., the digital media software company. Prior to joining Roxio, Mr. Duea was VP of Corporate Development for PeopleSupport, Inc., a provider of integrated e-customer relationship management solutions, and a corporate lawyer with O'Melveny & Myers LLP. Mr. Duea holds a B.A. in Law and Society from University of California at Santa Barbara, a M.B.A. in Finance and International Business from the University of Southern California, and a J.D. from the University of San Diego School of Law. Mr. Duea was selected to serve on our Board due to his background as an executive in the digital media space and his finance and legal background, which will be helpful in evaluating corporate governance and financial matters.

GOVERNANCE OF THE COMPANY

        Pursuant to the Delaware General Corporation Law and our amended and restated bylaws ("Bylaws"), our business, property and other affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Board Leadership

        Our Corporate Governance Guidelines state that the Board is free to choose its Chair in any manner that is in the best interests of the Company at the time. When the Chairman also serves as the Company's Chief Executive Officer, as Mr. Kirchner does, or when the Chair is not independent, the Board, by majority vote of the Independent Directors, may designate an Independent Director to serve as the "Lead Independent Director." Mr. Agin currently serves as the Lead Independent Director. The Board believes that this leadership structure is best for the company at the current time, as it appropriately balances the need for the Chief Executive Officer to run the company on a day-to-day basis with involvement and authority vested in an outside independent Board member—the Lead Independent Director. The role of our Lead Independent Director is fundamental to our decision to combine the Chief Executive Officer and Chairman positions. Our Lead Independent Director assumes many functions traditionally within the purview of a Chairman of the Board. Under our Corporate Governance Guidelines, our Lead Independent Director must be independent.

        The specific responsibilities of the Lead Independent Director (if so designated) are as follows:

  •
  Act as a principal liaison between the Independent Directors and the Chairman on sensitive issues;

  •
  Develop the agenda for and moderate executive sessions of the Board's Independent Directors;

  •
  Provide feedback to the Chairman regarding matters discussed in executive sessions of the Independent Directors;

  •
  Work in collaboration with the Chairman in developing the agendas for Board meetings;

  •
  Consult with the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the Independent Directors can perform their duties responsibly while not interfering with the flow of Company operations;

  •
  Consult with the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the Independent Directors to effectively and responsibly perform their duties;

  •
  Preside at any meeting of the Board at which the Chairman is not present;

  •
  Work in collaboration with the Nominating/Corporate Governance Committee and the Chairman with respect to the implementation and periodic review and, as appropriate, alteration of the Company's Corporate Governance Guidelines.

  •
  Develop a Board plan with regard to potential crisis management issues;

  •
  Assist in the development of the Board's competency around dealing with crisis management issues;

  •
  Work with the Nominating/Corporate Governance Committee Chair, at its request, to regularly seek feedback and evaluate the Board's interest in modifying its existing procedures for evaluating Board performance including conducting peer to peer Board evaluations;

  •
  Work with the Nominating/Corporate Governance Committee Chair to recommend, clarify or enhance Board educational programs, needs, and requirements;

  •
  Work with Chairman and Board Secretary to enhance the productivity and efficiency of Board meetings;

  •
  On a case-by-case basis, address sensitive/dysfunctional issues related to the Board and help facilitate a path to resolution; and

  •
  Work with Board Secretary to incorporate new technology software and hardware to enhance the overall productivity and efficiency of Board meetings.

Risk Management

        Pursuant to our Corporate Governance Guidelines, the Board's Risk Management Process includes reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management's approach to addressing such risks. On an ongoing basis, the Board and the Company, in the development and implementation of its strategic growth initiatives, discuss key risks facing the Company, plans for addressing these risks and the Company's risk management practices overall. In addition, our Board committees consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our internal audit group, our Compensation Committee periodically reviews the Company's compensation programs to assure that they do not encourage excessive risk-taking, and our Nominating/Corporate Governance Committee is tasked with discussing and monitoring best practices for managing all levels of risk. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.

        Our management is responsible for day-to-day risk management and regularly reports on risks to the Board or relevant Board committee. With help from the internal audit group as to internal and disclosure control risks, management monitors and tests company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance reporting levels.

        We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Compensation Risk Assessment

        In setting each element of executive compensation, the Compensation Committee considers the level of risk-taking that any element may promote. Our Compensation Committee believes it is important to incentivize our executive officers to achieve annual company and individual objectives, but balance promotion of such short-term interests with incentives that promote building long-term stockholder value. The Compensation Committee believes the amount of long-term equity incentives included in our executive compensation packages mitigates the potential for excessive short-term risk-taking. All of our named executive officers' equity awards vest over a period of time, generally vesting annually over four years, and the Compensation Committee has historically granted additional equity awards annually.

        Our Compensation Committee has conducted an internal assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. The Compensation Committee concluded that the Company's compensation programs do not motivate excessive risk-taking and any risks involved in compensation are unlikely to have a material adverse effect on the Company. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our Compensation Committee in the operation of our incentive plans and the high level of Board involvement in approving material investments and capital expenditures.

Board and Committees of the Board; Director Independence

        The Board of Directors currently consists of eight persons—Mr. Agin, Mr. Andrews, Mr. Ballard, Mr. Duea, Mr. Habiger, Mr. Kirchner, Ms. Molina and Mr. Stone. On July 18, 2013, Mr. Thomas C.K. Yuen resigned from the Board of Directors due to personal reasons. There was no disagreement between Mr. Yuen and the Company relative to his resignation. On March 28, 2014, the Board elected Mr. David C. Habiger as a director to fill this vacancy.

        Mr. Agin, Mr. Andrews, Mr. Ballard, Mr. Duea, Mr. Hagiber, Ms. Molina and Mr. Stone are not, and have never been, employees of our Company or any of our subsidiaries and the Board has determined that each of these directors is independent in accordance with the requirements regarding director independence set forth under applicable rules of the NASDAQ Stock Market.

        The Board has the following three standing committees, with the following members:

        During 2013, the Board held ten meetings. Each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings of all committees of the Board on which he or she served during the period that he or she served. Although the Company has no formal policy regarding director attendance at annual meetings, it does expect all members of the Board to attend the 2014 annual meeting. All nominees for director and continuing members of our Board attended the 2013 annual meeting.

        The Board has adopted a charter for each of the three standing committees. The Board has also adopted a code of ethics and a code of conduct that apply to all of our employees, officers and directors. You can find links to these materials on our website at www.dts.com under the "DTS Corporate," "Investor Relations" and then "Corporate Governance" links. The information on our website is not incorporated by reference in this Proxy Statement.

Audit Committee

        Each member of the Audit Committee is independent as determined by the NASDAQ Stock Market listing standards as they apply to Audit Committee members. The Audit Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The Audit Committee reviews and monitors our financial statements and accounting practices, appoints, determines the independence of and funding for, and oversees our independent registered public accountants, reviews the results and scope of the Company's annual audit and other services provided by our independent registered public accountants, reviews and evaluates our audit and control functions and reviews and approves any related party transactions. Mr. Stone chairs the Audit Committee. The Audit Committee met seven times during 2013.

        Audit Committee Financial Expert.    The Board has determined that Ms. Molina and Mr. Stone each qualify as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

Compensation Committee

        Each member of the Compensation Committee is independent as determined under the NASDAQ Stock Market listing standards and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee makes decisions and recommendations regarding salaries, benefits, and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2003 Equity Incentive Plan and its successor, the DTS, Inc. 2012 Equity Incentive Plan (the "2012 Plan"), our 2006 Stock Incentive Plan acquired with SRS, our 2013 Employee Stock Purchase Plan and our 2013 Foreign Subsidiary Employee Stock Purchase Plan. Mr. Andrews chairs the Compensation Committee. The Compensation Committee met eight times during 2013.

Nominating/Corporate Governance Committee

        Each member of the Nominating/Corporate Governance Committee is independent for the purposes of the NASDAQ Stock Market listing standards. Ms. Molina chairs the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met six times during 2013. The Nominating/Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by:

  •
  identifying and approving individuals qualified to serve as members of our Board of Directors;

  •
  selecting director nominees for each election of directors;

  •
  overseeing and administering the Board's evaluation of its performance; and

  •
  developing and recommending to our Board updated Corporate Governance Guidelines and providing oversight with respect to corporate governance and ethical conduct.

        While we do not have a formal diversity policy, we do seek a diversified Board. Our Nominating/Corporate Governance Committee believes it's important for our Board to have diversity and takes into account a number of the following factors when considering director nominees:

  •
  independence from management;

  •
  age, gender and ethnic background;

  •
  educational and professional background;

  •
  relevant business experience;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses and service on other boards;

  •
  potential conflicts of interest with other pursuits;

  •
  legal considerations such as antitrust issues;

  •
  corporate governance background;

  •
  financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

  •
  executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

  •
  the size and composition of the existing Board.

        Before nominating a sitting director for re-election at an annual meeting, the committee will further consider:

  •
  the director's performance on the Board; and

  •
  whether the director's re-election would be consistent with the Company's governance guidelines, including the term and age limitations set forth therein.

        The Nominating/Corporate Governance Committee discussed these factors in identifying the two nominees for our Class II directors.

        The Nominating/Corporate Governance Committee will also consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company's Corporate Secretary and include the following information:

  •
  a statement that the writer is a stockholder, with satisfactory proof thereof, and is proposing a candidate for consideration by the committee;

  •
  the name of and contact information for the candidate;

  •
  a detailed statement of the candidate's business and educational experience as well as how the candidate supports the diversity factors above;

  •
  information regarding the candidate, as required from time to time by the Nominating/Corporate Governance Committee, and as disclosed in the Company's annual Proxy Statement sufficient to enable the committee to evaluate the candidate;

  •
  a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

  •
  detailed information about any relationship or understanding between the proposing stockholder and its affiliates and associates, on the one hand, and the candidate, on the other hand;

  •
  a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected; and

  •
  any other information or other documents or agreements required of a Director nominee or requested by the Company.

Other Committees

        Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Stockholder Communications with Directors and Management

        Any stockholder who desires to contact any member of our Board of Directors or management can write to:

    DTS, Inc.
    Attn: Stockholder Relations
    5220 Las Virgenes Road
    Calabasas, California, 91302

        Your letter should indicate that you are a DTS stockholder. Depending on the subject matter, our stockholder relations personnel will:

  •
  forward the communication to the Director or Directors to whom it is addressed;

  •
  forward the communication to the appropriate management personnel;

  •
  attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation of Directors

        We currently pay our Lead Independent Director an annual retainer of $60,000 and each of our other non-employee directors an annual retainer of $35,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$7,000
Compensation Committee	$7,000
Nominating/Corporate Governance Committee	$4,000
Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating/Corporate Governance Committee	$8,000

        All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director's service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board of Directors or committee meetings.

        In addition, newly elected or appointed non-employee directors receive initial equity award grants. The vesting terms of such awards are as follows: (i) the stock option awards vest and become exercisable in 36 equal installments on each monthly anniversary of the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company; and (ii) the restricted stock awards vest over a period of three years in three equal installments on each annual anniversary of the vest commencement date per the award's grant notice, for so long as the non-employee director continuously remains a director of, or a consultant to, the Company.

        Our non-employee directors who were non-employee directors during the 6-month period prior to the grant date also receive an annual grant of equity awards to provide them with additional incentives and promote the success of our business. The vesting terms of these awards are as follows: (i) the stock option awards vest and become exercisable in 24 equal installments on each monthly anniversary of the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company; and (ii) the restricted stock units vest in full on the earlier of the one year anniversary of the date of grant or immediately prior to the commencement of the Company's next annual meeting of stockholders, in each case as long as the non-employee director has continuously remained a director of, or consultant to, the Company through such date.

        On June 6, 2013, the Compensation Committee granted stock options and restricted stock units under the 2012 Plan to our non-employee directors who were non-employee directors during the 6-month period prior to the grant date. The Compensation Committee granted an option to purchase 11,304 shares of our common stock, as well as 4,102 restricted stock units of our common stock for each continuing non-employee director following our 2013 annual meeting of the stockholders. Each option has an exercise price equal to the fair market value of a share of our common stock on the date of grant and a term of ten years.

        All non-employee director options granted under the 2012 Plan are non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director's termination of service, except in the case of death in which event the director's estate shall have one year from the date of death to exercise the option. However, in no event shall any option granted to a director be exercisable later than the expiration of the option's term. In the event of our merger with another corporation or another change of control, all outstanding options and restricted stock units held by non-employee directors will vest in full.

        The following table shows compensation information for our non-employee directors for fiscal year 2013.

2013 DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bradford D. Duea(5)	$42,000	$82,942	$81,371	—	—	$37,500	$243,813
Joerg D. Agin	$67,000	$82,942	$81,371	—	—	—	$231,313
Ronald N. Stone	$62,000	$82,942	$81,371	—	—	—	$226,313
Craig S. Andrews	$59,000	$82,942	$81,371	—	—	—	$223,313
V. Sue Molina	$50,000	$82,942	$81,371	—	—	—	$214,313
L. Gregory Ballard	$39,000	$82,942	$81,371	—	—	—	$203,313
Thomas C.K. Yuen(6)	$17,500	$82,942	$81,371	—	—	—	$181,813

(1)
Jon E. Kirchner, our Chairman and Chief Executive Officer, is not included in this table because he did not receive compensation for his service as a director. The compensation received by Mr. Kirchner is shown in the "Summary Compensation Table" below.

(2)
The Company pays each of its non-employee directors cash amounts as described above.

(3)
Reflects the aggregate grant date fair value of stock awards granted by us in 2013, as determined in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Our non-employee directors each received a grant of 4,102 restricted stock units on June 6, 2013, the date of our annual meeting of stockholders. Pursuant to GAAP, the grant date fair value of the awards granted to each director was $82,942, which is based on the grant date fair value per share of $20.22, which was the closing price of our common stock on June 6, 2013. As of December 31, 2013, our non-employee directors did not hold any other unvested stock awards.

(4)
Reflects the aggregate grant date fair value of option awards granted by us in 2013, as determined in accordance with GAAP. Compensation expense is calculated based on the grant date fair value of the stock options, which is based on the Black-Scholes option valuation method using the assumptions described in Footnote 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014. Our non-employee directors each received a grant of an option to purchase 11,304 shares of our common stock on June 6, 2013, the date of our annual meeting of stockholders. Pursuant to GAAP, the grant date fair value of the options granted to each director on June 6, 2013, determined using the Black-Scholes method was $81,371. As of December 31, 2013, our non-employee directors had outstanding options to purchase the following aggregate number of shares of our common stock: Joerg D. Agin: 35,894; Ronald N. Stone: 51,394; Craig S. Andrews: 33,894; V. Sue Molina: 53,394; Bradford D. Duea: 33,894; L. Gregory Ballard: 42,394; Thomas C.K. Yuen: zero.

(5)
Column (g) reflects compensation received for consulting services provided to DTS in 2013.

(6)
Mr. Yuen retired from our board of directors on July 18, 2013.

ITEM 2
APPROVAL OF AMENDMENT TO THE DTS, INC. 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN

        At the annual meeting, the stockholders will be asked to approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan (the "2012 Plan") increasing the number of shares authorized for issuance under the 2012 Plan by seven hundred thousand (700,000) shares of our common stock. The Board of Directors adopted the 2012 Plan on April 9, 2012, subject to and effective upon its approval by the Company's stockholders, which occurred on May 10, 2012. The 2012 Plan replaced our 2003 Equity Incentive Plan (the "Predecessor Plan"). The stockholders are now being asked to approve an amendment to the 2012 Plan which would increase the number of shares authorized to be issued under the 2012 Plan by seven hundred thousand (700,000) shares of our common stock. This amendment was adopted by the Compensation Committee (the "Committee") of our Board of Directors (the "Board") on April 7, 2014, subject to the approval of the Company's stockholders.

        The additional shares are considered critical to our ability to achieve our growth objectives. We continue to operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools our Committee regards as essential in addressing these challenges is a competitive equity incentive program. Our equity compensation program is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to service providers (including, employees, consultants, and directors) of the Company and its subsidiaries. As of March 31, 2014, a total of three hundred seventeen thousand six hundred twenty six (317,626) shares remained available under the Plan, and following the upcoming annual stockholders meeting, approximately two hundred thirty seven thousand (237,000) shares will be available for the future grant of awards under the Plan, primarily as a result of anticipated annual grants that will be made to our Board of Directors in accordance with our director compensation program. The Board and the Committee believe these amounts are insufficient to meet our anticipated needs over the course of the next year, absent a dramatic reduction in our current equity granting practices.

        The 2012 Plan authorizes the Committee to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards, cash-based awards and deferred compensation awards. The 2012 Plan originally authorized the issuance of up to one million five hundred thousand (1,500,000) shares, increased by the aggregate number of shares of stock that remained available for the future grant of awards under the Predecessor Plan immediately prior to its termination upon the effective date of the 2012 Plan; and the number of shares subject to any option or other award outstanding under the Predecessor Plan that expire or are forfeited for any reason after such date.

        If approved by the stockholders, the number of shares authorized for issuance under the 2012 Plan would be increased by seven hundred thousand (700,000) shares, and the estimated number of shares that would be available for issuance under the 2012 Plan immediately following the upcoming annual stockholders meeting would be increased to approximately nine hundred thirty seven thousand (937,000). Given that the Company has a significant institutional stockholder base, we considered proxy advisory firm guidelines in determining the number of additional shares under the 2012 Plan for which we are asking stockholder approval. As described below, due in part to the Company's recent successful buyback activity, the numbers such models suggest are insufficient to meet the Company's retention needs for the next year.

        In addition to the foregoing, in connection with its acquisition of SRS Labs, Inc. ("SRS") in 2012, the Company assumed the SRS 2006 Stock Incentive Plan (as amended on April 15, 2011) (the "SRS 2006 Plan"), and all remaining shares available for issuance under the SRS 2006 Plan. These assumed shares (after conversion into shares of the Company's common stock) became available for the award of equity grants to service providers to SRS who became service providers to the Company (or its subsidiaries), and to newly hired service providers to the Company and its subsidiaries. Upon its assumption, two hundred thirty three thousand eight hundred forty eight (233,848) shares of our common stock became available for issuance under the SRS 2006 Plan. As of March 31, 2014, a total of two hundred twenty two thousand three hundred five (222,305) additional shares have been made subject to awards under this plan, and eleven thousand five hundred forty three (11,543) remain available for grant.

Summary of Proposal

        As described above, the 2012 Plan replaced the Predecessor Plan which had an "evergreen" provision which annually increased the number of shares available for issuance. In order to continue to make equity awards under the 2012 Plan at a level the Committee believes is necessary to adequately incentivize, retain, and recruit the Company's (and its subsidiaries') service providers, the Committee believes it is necessary to increase the number of shares available for issuance under the 2012 Plan by seven hundred thousand (700,000) shares of common stock. The addition of shares to the plan this year will allow for awards over the course of the next year. Assuming our weighted average common shares outstanding remains relatively stable, if we were to grant all shares available under the 2012 Plan, as amended, following the annual meeting, we anticipate that our burn rate would be approximately 5.5%, which is consistent with the annual equity granting practices of similarly sized technology companies.

        As of March 31, 2014, options were outstanding under the 2012 Plan for a total of one million sixty four thousand four hundred forty four (1,064,444) shares of our common stock and a total of four hundred sixty two thousand five hundred eighty eight (462,588) shares were subject to unvested "full value awards" (e.g., awards other than stock options and stock appreciation rights) were outstanding under the 2012 Plan. As of that date, a total of three hundred seventeen thousand six hundred twenty six (317,626) shares remained available under the 2012 Plan, and we anticipate that following the upcoming annual stockholders meeting, approximately two hundred thirty seven thousand (237,000) shares will be available for the future grant of awards under the 2012 Plan, primarily as a result of anticipated annual grants that will be made to our Board of Directors in accordance with our director compensation program.

        When added to the number of options outstanding under the Predecessor Plan and the 2006 SRS plan (collectively the 2012 Plan, the Predecessor Plan, and the 2006 SRS Plan are referred to as the "Equity Plans") as of March 31, 2014, the total number of outstanding options is three million five hundred fifty three thousand five hundred fifty nine (3,553,559) shares of common stock, with a weighted average exercise price of $24.34 per share and weighted average remaining term of approximately 6.8 years. A total of six hundred forty three thousand three hundred fifty eight (643,358) shares remained subject to unvested full value awards under the Equity Plans. This total of four million one hundred ninety six thousand nine hundred seventeen (4,196,917) shares subject to outstanding equity awards represented approximately 25% of the number of shares of our common stock outstanding on March 31, 2014. If the amendment to the 2012 Plan is approved, the maximum aggregate number of shares we are requesting our stockholders to authorize under the 2012 Plan would increase the potential dilutive effect described in the preceding sentence by approximately an additional 4% and represent a combined total of approximately 29% of the number of shares of our common stock outstanding on March 31, 2014.

        We currently expect that the majority of awards under the 2012 Plan will be made to our key employees, which include directors, officers, and certain senior managers who have significant influence over the results of our operations. These individuals have the most impact on our operational results and stockholder value creation. For that reason, we have historically provided a significant portion of our executives' total compensation in the form of equity awards, the value of which depends on our stock performance. As explained in more detail in the Compensation Discussion & Analysis section of this Proxy Statement, we intend to grant a combination of performance-based awards, stock options and RSUs to our executives in 2014. We believe that our strategy of granting equity primarily to our key employees, and our intention to utilize performance-based awards for our key executives, not only aligns their interests with those of our stockholders but also significantly contributes to our ability to retain these employees while limiting our total equity dilution.

        Our three-year average burn rate, which we define as the number of shares subject to equity awards granted in a particular year divided by the weighted average common shares outstanding for that year, is approximately 5.40%, which is below the 5.49% burn rate cap suggested by a leading stockholder advisory firm, and which we believe is consistent with the annual equity granting practices of similarly-sized technology companies.1 However, our approach, coupled with the low employee headcount enabled by our licensing-based business model, may result in a concentration of equity awards among our key employees that is higher than preferred by some stockholder advisors. In addition, in an effort to maximize stockholder value, we have repurchased more than six million shares of our common stock, two million of which was repurchased in 2012 and 2013. This reduction in shares outstanding, while beneficial to stockholders, has an adverse impact on our burn rate calculations. In addition, these repurchases have the result of increasing the dilution percentages of our outstanding awards described above.

        Among the factors the Committee considered in determining the appropriate size of the increase to the number of shares authorized under the 2012 Plan were the following:

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  The recommendation of the Committee's compensation advisor;

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  Forecasts of our anticipated growth rate for the next few years, including consideration of our historical forfeiture rates;

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  Proxy advisory firm models and guidelines; and

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  The Company's anticipated needs for the next year.

        Based on these considerations, we currently believe that the proposed share authorization under the 2012 Plan (after taking into account the effects of the amendment) will be sufficient for us to make anticipated grants of equity incentive awards under the 2012 Plan for the next year. However, changes in business practices, industry standards, Company strategy or equity market performance could alter this projection. In any event, any future increase in the shares authorized for issuance under the 2012 Plan will also be subject to stockholder approval.

        We believe that the key features of the 2012 Plan, including the proposed amendment, reflect best compensation practices. These include:

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  The 2012 Plan does not contain an annual "evergreen" provision. The 2012 Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 2012 Plan.

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  Shares that are tendered by holders or withheld by us to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations upon exercise of a stock option or stock appreciation right will not be available for future awards. In addition, if a stock appreciation right is exercised, we will subtract from the shares available under the 2012 Plan the full number of shares subject to the portion of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise.

1
On an annual basis, the burn rate for the prior three (3) years was approximately 2.8%, 8.4%, and 5.0% for the annual periods ending December 31, 2011, 2012 and 2013, respectively.

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  Stock options and stock appreciation rights may not be repriced or exchanged for new awards with a lower exercise price or cash without the approval of our stockholders.

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  No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.

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  Subject to stockholder approval of the amendment increasing the 2012 Plan's share reserve, each share subject to a "full value" award (i.e., an award settled in stock, other than an option, stock appreciation right or other award that requires the participant to purchase shares for monetary consideration equal to their fair market value at grant) will reduce the number of shares remaining available for grant under the 2012 Plan by 2.0 shares (absent approval of this amendment, this ratio will remain at 1:1.71).

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  The 2012 Plan includes a list of measures of business and financial performance from which the Compensation Committee may construct predetermined performance goals that must be met for an award to vest.

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  The 2012 Plan does not include any single trigger acceleration upon a change in control.

        In addition, the 2012 Plan is designed to help the Company comply with the rules relating to its ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code (the "Code") generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer or any of the three other most highly compensated officers of a publicly held company other than the chief financial officer (the "Covered Employees"). However, qualified performance-based compensation is excluded from this limit. To help enable certain forms of compensation to qualify as "performance-based" within the meaning of Section 162(m) of the Code, stockholders were asked to approve certain material terms of the 2012 Plan at the 2012 annual meeting.

        While we believe that compensation provided by such awards under the 2012 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such awards may not qualify as performance-based and any compensation realized may not be fully deductible.

        The Board of Directors believes that the 2012 Plan serves a critical role in attracting and retaining the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals. Therefore, the Board urges stockholders to vote to approve the amendment of the 2012 Plan.

Summary of the 2012 Plan

        The following summarizes the principal features of the 2012 Plan and the amendment increasing the 2012 Plan's share reserve subject to stockholder approval each of which are set forth in their entirety in Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

        General.    The purpose of the 2012 Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, cash-based awards and deferred compensation awards.

        Authorized Shares.    Presently, the maximum aggregate number of shares authorized for issuance under the 2012 Plan is the sum of one million five hundred thousand (1,500,000) shares plus additional shares, comprised of the number of shares remaining available for grant under the Predecessor Plan on

May 10, 2012 and the number of shares subject to any option or other award outstanding under the Predecessor Plan that expires or is forfeited for any reason after the date of the annual meeting. As of that date, there were one million thirty three thousand five hundred seventy one (1,033,571) shares remaining available for grant under the Predecessor Plan and three million one hundred ninety six thousand one hundred nineteen (3,196,119) shares subject to unexercised options and other awards remaining unvested and subject to potential forfeiture under the Predecessor Plan. Subject to stockholder approval of this proposal, the number of shares available for future grant will be increased by seven hundred thousand (700,000) shares.

        Share Counting.    Each share under the amended Plan subject to a stock option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2012 Plan by one share. However, each share under the amended Plan that would be subject to a "full value" award (i.e., an award settled in stock, other than an option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2012 Plan by 2.0 shares (prior to the proposed amendment, this ratio was 1:1.71).

        If any award granted under the 2012 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant's purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2012 Plan. Shares will not be treated as having been issued under the 2012 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2012 Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the 2012 Plan will be reduced by the gross number of shares for which the award is exercised.

        Adjustments for Capital Structure Changes.    Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2012 Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2012 Plan to adjust other terms of outstanding awards as it deems appropriate.

        Other Award Limits.    To enable compensation provided in connection with certain types of awards intended to qualify as "performance-based" within the meaning of Section 162(m) of the Code, the 2012 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year which are intended to qualify as performance-based awards under Section 162(m) of the Code, as follows:

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  No more than five hundred thousand (500,000) shares under stock-based awards; except that with respect to a new-hire, this limit shall be seven hundred fifty thousand (750,000) shares.

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  No more than $7,500,000 for each fiscal year contained in the performance period under cash-based awards.

In addition, to comply with applicable tax rules, the 2012 Plan also currently limits to one million five hundred thousand (1,500,000) the number of shares that may be issued upon the exercise of incentive stock options granted under the 2012 Plan; as adjusted in accordance with the terms of the 2012 Plan.

        Administration.    The 2012 Plan generally is administered by the Committee, although the Board of Directors retains the right to appoint another of its committees to administer the 2012 Plan or to administer the 2012 Plan directly. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the 2012 Plan must be by a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. (For purposes of this summary, the term "Committee" will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2012 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) of the Code or otherwise provided by the 2012 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. In addition, the Committee has delegated limited authority to an Equity Grant Subcommittee (the "Subcommittee") to grant certain limited awards to non-executive new hires. The Subcommittee's authority to make grants under the 2012 Plan is limited to a predetermined amount based on the new hire's position with the Company (or a related entity). Further, the Subcommittee may not grant awards for more than two hundred thousand (200,000) shares of the Company's common stock in any one fiscal year. The 2012 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2012 Plan. All awards granted under the 2012 Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2012 Plan. The Committee will interpret the 2012 Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the 2012 Plan or any award.

        Prohibition of Option and SAR Repricing.    The 2012 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

        Eligibility.    Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Although nonstatutory stock options granted to any individual in the classifications described in the preceding sentence, incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2014, we had approximately 371 employees, including 9 executive officers, and 7 non-employee directors who would be eligible under the 2012 Plan.

        Stock Options.    The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On March 31, 2014, the closing price of our common stock as reported on the NASDAQ Global Market was $19.76 per share.

        The 2012 Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant's surrender of a portion of the option shares to the Company.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2012 Plan is ten (10) years provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant's termination of service, provided that if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant's termination for cause (as defined by the 2012 Plan).

        Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee.

        Stock Appreciation Rights.    The Committee may grant stock appreciation rights either in tandem with a related option (a "Tandem SAR") or independently of any option (a "Freestanding SAR"). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

        Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee's discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2012 Plan is ten (10) years.

        Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant's lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

        Restricted Stock Awards.    The Committee may grant restricted stock awards under the 2012 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant's termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be subject to such restrictions.

        Restricted Stock Units.    The Committee may grant restricted stock units under the 2012 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends the Company pays.

        Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

        Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; and completion of a joint venture or other corporate transaction.

        The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

        Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a "covered employee" within the meaning of Section 162(m) of the Code (with respect to awards intended to qualify as performance-based awards under Section 162(m) of the Code). However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant's individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares of to receive dividend equivalent rights with respect to cash dividends paid on the Company's common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalent rights or interest during the deferral period.

        Cash-Based Awards and Other Stock-Based Awards.    The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant's termination of service will be determined by the Committee and set forth in the participant's award agreement.

        Deferred Compensation Awards.    The 2012 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee, who may be limited to directors or members of a select group of management or highly compensated employees, may make an advance election to receive an award of stock options, stock appreciation rights, restricted stock or restricted stock units in lieu of director fees or bonuses otherwise payable in cash. The Committee will determine the basis on which the number of shares subject to an equity award granted in lieu of cash compensation will be determined. Such awards will be subject to the applicable provisions of the 2012 Plan.

        Change in Control.    Unless otherwise defined in a participant's award or other agreement with the Company, the 2012 Plan provides that a "Change in Control" occurs upon (a) a person or entity (with certain exceptions described in the 2012 Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company's voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

        If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. In general, awards which are not assumed, substituted for or otherwise continued, in connection with a Change in Control will have their vesting accelerate in full such that the Award will be 100% vested and nonforfeitable effective upon the consummation of the Change in Control. In general, any awards which are not assumed, substituted for or otherwise continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2012 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

        Awards Subject to Section 409A of the Code.    Certain awards granted under the 2012 Plan may be deemed to constitute "deferred compensation" within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2012 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2012 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

        Amendment, Suspension or Termination.    The 2012 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2012 Plan following the tenth anniversary of the date the 2012 Plan was adopted by the Board. The Committee may amend, suspend or terminate the 2012 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2012 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the 2012 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2012 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

        Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

        Stock Appreciation Rights.    A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

        Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the "determination date" over the price paid, if any, for such shares. The "determination date" is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

        Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.    A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under "Restricted Stock." Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under "Restricted Stock"), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New 2012 Plan Benefits

        No additional shares will be made available under the 2012 Plan prior to its approval by the Company's stockholders. Because it is within the Committee's discretion to determine which directors, employees, and consultants receive awards under the 2012 Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, will continue to receive awards under the 2012 Plan, and it is likely that our non-employee directors will continue to receive grants pursuant to our director compensation program.

Options Granted to Certain Persons

        The following table shows the number of shares subject to options issued as of March 31, 2014 under the 2012 Plan since its inception to:

  •
  The named executive officers;

  •
  All current executive officers as a group;

  •
  All current non-employee directors who are not executive officers; and

  •
  All employees as a group (excluding executive officers).

Name and Position	Number of Shares
Jon E. Kirchner	209,520
Chairman and Chief Executive Officer
Melvin L. Flanigan	78,160
Executive Vice President, Finance and Chief Financial Officer
Brian D. Towne	104,900
Executive Vice President and President DTS Asia Pacific
Frederick L. Kitson	100,410
Executive Vice President and Chief Technology Officer
Blake A. Welcher	78,160
Executive Vice President, Legal and General Counsel
All current executive officers as a group (9 persons)	705,760
All current non-employee directors who are not executive officers, as a group (7 persons)	142,275
All employees as a group (excluding current executive officers)	258,807

Equity Compensation Plan Information

        The following table summarizes information as of December 31, 2013 about our equity compensation plans, including our 1997 Stock Option Plan, 2002 Stock Option Plan, 2003 Equity Incentive Plan, 2003 Employee Stock Purchase Plan, 2005 Performance Incentive Plan, SRS' 2006 Stock Incentive Plan, 2012 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,624,805	$24.68	1,756,630
Equity compensation plans not approved by security holders	—	—	—

Totals	3,624,805	$24.68	1,756,630

(1)
The number under column (a) includes 3,319,202 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.68 and 305,603 shares issuable upon the vesting of outstanding restricted stock units. Restricted stock units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.

(2)
Consists of shares available for future issuance under our 2012 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and SRS' 2006 Stock Incentive Plan which was acquired in conjunction with the acquisition of SRS. As of December 31, 2013, an aggregate of 1,209,740 shares of Common Stock were available for issuance under the 2012 Equity Incentive and 2006

  Stock Incentive Plans and 546,890 shares of Common Stock were available for issuance under the 2013 Employee Stock Purchase Plan. For additional information, refer to Note 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014.

          In March 2014, we granted equity awards to our executive officers and employees under the 2012 Plan in accordance with our annual equity granting practices. The following table summarizes information as of March 31, 2014 about our equity compensation plans, including our 1997 Stock Option Plan, 2002 Stock Option Plan, 2003 Equity Incentive Plan, 2003 Employee Stock Purchase Plan, 2005 Performance Incentive Plan, SRS' 2006 Stock Incentive Plan, 2012 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,196,917	$24.34	876,059
Equity compensation plans not approved by security holders	—	—	—

Totals	4,196,917	$24.34	876,059

(1)
The number under column (a) includes 3,553,559 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.34 and 643,358 shares issuable upon the vesting of outstanding restricted stock units, including 133,910 performance-based restricted stock units. Restricted stock units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.

(2)
Consists of shares available for future issuance under our 2012 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and SRS' 2006 Stock Incentive Plan which was acquired in conjunction with the acquisition of SRS. As of March 31, 2014, an aggregate of 329,169 shares of Common Stock were available for issuance under the 2012 Equity Incentive and 2006 Stock Incentive Plans and 546,890 shares of Common Stock were available for issuance under the 2013 Employee Stock Purchase Plan.

Required Vote and Board of Directors Recommendation

        If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the amendment to the 2012 Plan to increase the number of shares authorized for issuance under the 2012 Plan. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

        The Board believes that the proposed amendment of the 2012 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

        The Board of Directors unanimously recommends a vote "FOR" approval of the amendment to the 2012 Plan.

EXECUTIVE OFFICERS

        Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers.

Name	Age	Position(s)
Jon E. Kirchner	46	Chairman and Chief Executive Officer, Director
Melvin L. Flanigan	55	Executive Vice President, Finance and Chief Financial Officer
Brian D. Towne	49	Executive Vice President and President DTS Asia Pacific
Frederick L. Kitson	62	Executive Vice President and Chief Technology Officer
Blake A. Welcher	52	Executive Vice President, Legal, General Counsel and Corporate Secretary
Kevin Doohan	44	Executive Vice President and Chief Marketing Officer
Kris M. Graves	39	Executive Vice President, Human Resources
Geir Skaaden	47	Senior Vice President, Corporate Business Development, Digital Content and Media Solutions
Patrick J. Watson	53	Executive Vice President, Corporate Strategy and Business Development

        Jon E. Kirchner has served as our Chairman of the Board of Directors and Chief Executive Officer since February 2010. From September 2001 to February 2010, he served as our President and Chief Executive Officer. He has been a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of senior leadership roles including President, COO and CFO. Previously, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on a range of strategy, finance, operations and valuation issues. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur Of The Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the "Digital 25: Leaders in Emerging Entertainment" award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Since June of 2012, Mr. Kirchner has served on the Board of Directors of Free Stream Media Corporation, a leader in the social TV space. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College.

        Melvin L. Flanigan has served as our Executive Vice President, Finance and Chief Financial Officer since September 2003. Prior to that, he served as our Vice President and Chief Financial Officer since joining us in July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray's manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for logic and memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of information technology infrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP (now PricewaterhouseCoopers LLP). He is a Certified Public Accountant and holds an M.B.A. and B.Sc. in Accounting from Santa Clara University.

        Brian D. Towne has served as our Executive Vice President and President of DTS Asia Pacific since March 2014. Prior to this role, Mr. Towne was Executive Vice President and Chief Operating Officer beginning in June 2010 and prior to that he served as our Executive Vice President and General Manager since February 2009. Previously, he served as our Senior Vice President and General Manager Consumer Division since August 2006 and, prior to that, as our Senior Vice President Consumer/Pro

Audio since August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

        Frederick L. Kitson has served as our Executive Vice President and Chief Technology Officer since March 2010. Prior to joining us, Dr. Kitson was with Motorola from 2005 to 2010 where he led the Corporate R&D Applied Research Center as Corporate Vice President. Prior to Motorola, he was with Hewlett Packard as the Senior Director of the Mobile and Media Systems Labs and led various research and development efforts relating to speech coding, lossless compression, mobile content delivery, and video-on-demand. Dr. Kitson holds a bachelor's degree in Electrical Engineering from the University of Delaware, a master's degree in Electrical Engineering from the Georgia Institute of Technology, a doctorate degree in Electrical and Computer Engineering from the University of Colorado and completed an executive program at the Graduate School of Business at Stanford University. He is a prolific publisher of technical papers, a frequent invited keynote speaker in the multimedia area and holds seven patents.

        Blake A. Welcher has served as our Executive Vice President, Legal, General Counsel and Corporate Secretary since September 2003 and currently oversees the Company's Legal and Licensing Operations. Prior to September 2013 he served as our Vice President and General Counsel since February 2000. From April 1999 to February 2000, Mr. Welcher served as our General Counsel, Intellectual Property, where he was responsible for the Company's intellectual property assets and licensing. Prior to joining us, from April 1997 to April 1999, Mr. Welcher served as an intellectual property attorney for Koppel & Jacobs, where he provided intellectual property support and counsel for clients in the electrical, mechanical, and entertainment industries. Previously, he served in the same capacity for the Cabot Corporation, a global specialty chemicals company. Mr. Welcher holds a J.D. and Masters of Intellectual Property from Franklin Pierce Law Center and a B.S. in Aeronautical Engineering from California Polytechnic State University at San Luis Obispo.

        Kevin Doohan has served as our Executive Vice President and Chief Marketing Officer since January 2014. Prior to that, Mr. Doohan served as the Executive Vice President, Marketing at Machinima, the leading video entertainment network for young men, where he oversaw the marketing function including brand marketing, public relations, audience development, trade and partner marketing, and research. Prior to his role at Machinima, Mr. Doohan served as the head of digital marketing at Red Bull, an energy drink and media company, where his team was responsible for significant growth across digital channels, especially in social media. From 2004 to 2008, Mr. Doohan led all digital marketing at ConAgra Foods, including the corporate brand and consumer brands such as Healthy Choice, Butterball, Orville Redenbacher's, Hunt's, and Slim Jim. From 1997 to 2004, Mr. Doohan held senior marketing roles at Digital Insight (now an Intuit company) and Cendant Corporation. Mr. Doohan holds an M.B.A. from Northeastern University and a B.S. in Graphic Arts & Marketing from Rochester Institute of Technology.

        Kris M. Graves was promoted to Executive Vice President, Human Resources in April 2013, having previously served as our Senior Vice President, Human Resources since March 2012. Prior to that, Ms. Graves served as the Senior Vice President of Human Resources and Administration at THQ Inc., a developer and publisher of interactive software, from October 2009 to March 2012, and was responsible for developing human capital strategies and programs. From March 2003 to October 2009, Ms. Graves held a variety of progressive human resources leadership positions at THQ. Prior to joining THQ, Kris served in a human resources management role for PricewaterhouseCoopers from July 2001, to March 2003. She also served as a senior consultant at Ernst & Young LLP from August 1997 to June 2000, and advised clients on human resources strategies and systems. Ms. Graves holds a bachelor's degree from Loyola Marymount University.

        Geir Skaaden has served as our Senior Vice President, Corporate Business Development, Digital Content and Media Solutions since December 2013, having previously served as our Senior Vice President, Products & Platforms from April 2012 to December 2013. From 2008 to 2012, Mr. Skaaden served in a number of positions overseeing numerous aspects including strategic sales, licensing operations, and business development. Prior to joining us in 2008, Mr. Skaaden served as the Chief Executive Officer at Neural Audio Corporation from 2004 to 2008, where he previously served as Vice President, Corporate Development from 2002 to 2004. Previously, Mr. Skaaden served as a partner at Housley Investments from 1999 to 2001, Vice President, Business Development at Dynasty International from 1994 to 1999, and a Senior Analyst at Scandinavian Trade Service from 1989 to 1994. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

        Patrick J. Watson has served as our Executive Vice President, Corporate Strategy and Development since March 2012. From October 2013 to March 2012, Mr. Watson served as our Senior Vice President, Corporate Strategy and Development. From February 2000 to September 2003, Mr. Watson served as our Vice President of Business Development and, from February 1997 to January 2000, as our Director of Technical Sales, where he led the penetration of our technology in the consumer electronics home theater market, as well as the proliferation of our technology in new markets such as cars, personal computers, video games, and broadcast. Prior to joining us, Mr. Watson worked in technical sales for a number of firms focused on audio coding technology including Audio Processing Technology Ltd. and AlgoRhythmic Technology, Ltd. both located in Northern Ireland. He graduated from Ulster University in Northern Ireland with a degree in engineering and from Queens University in Belfast, Northern Ireland with a Masters in Electronics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock (the "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We have identified and described the business experience of each of our directors and executive officers who are subject to Section 16(a) of the Exchange Act elsewhere in this Proxy Statement.

        Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2013 have been complied with in a timely manner, except that the Company was inadvertently late in filing one Form 4 on behalf of Kris M. Graves reflecting the cancellation of certain shares to satisfy tax withholding obligations in connection with restricted stock vesting events occurring in March 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information with respect to the beneficial ownership of our Common Stock as of March 3, 2014 (or such other date as provided below), by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Common Stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares(2)	Percentage Ownership(2)
Five Percent Stockholders
Brown Capital Management, LLC(3)	1,888,654	10.89
Sarbit Advisory Services, Inc.(4)	1,827,290	10.54
BlackRock, Inc.(5)	1,701,834	9.81
Royce & Associates, LLC(6)	1,327,729	7.66
Kornitzer Capital Management, Inc.(7)	1,206,523	6.96
The Vanguard Group, Inc.(8)	1,153,565	6.65
Janus Capital Management, LLC(9)	1,144,494	6.60
Directors and Executive Officers
Jon E. Kirchner(10)	697,833	3.87
Melvin L. Flanigan(11)	233,364	1.33
Brian D. Towne(12)	191,408	1.09
Frederick L. Kitson(13)	101,612	*
Blake A. Welcher(14)	167,239	*
V. Sue Molina(15)	59,216	*
L. Gregory Ballard(16)	44,716	*
Ronald N. Stone(17)	44,484	*
Joerg D. Agin(18)	40,716	*
Craig S. Andrews(19)	35,216	*
Bradford D. Duea(19)	34,716	*
All directors and executive officers as a group (15 persons)(20)	1,766,099	9.30%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
Unless otherwise indicated, the address for each individual listed on this table is: c/o DTS, Inc., 5220 Las Virgenes Road, Calabasas, California 91302.

(2)
Beneficial ownership is based on information furnished by the individuals or entities. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 3, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual or entity. Percentage ownership for each stockholder is based on 17,339,198 shares of our Common Stock outstanding as of March 3, 2014, together with the applicable option(s) and unit(s) for that stockholder or group of stockholders.

(3)
Based upon a Schedule 13G/A filed February 13, 2014, containing information as of December 31, 2013. Brown Capital Management, LLC beneficially owned 1,888,654 shares, with sole voting power over 952,904 shares and sole dispositive power over 1,888,654 shares. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, Maryland, 21202.

(4)
Based upon the Schedule 13G filed February 13, 2014, containing information as of December 31, 2013. Sarbit Advisory Services, Inc. beneficially owned 1,827,290 shares, with sole voting power over 1,827,290 shares and sole dispositive power over 1,827,290 shares. The address for Sarbit Advisory Services, Inc. is 100-1 Evergreen Place, Winnipeg, MB, R3L 0E9.

(5)
Based upon a Schedule 13G/A filed January 28, 2014, containing information as of December 31, 2013. BlackRock, Inc. beneficially owned 1,701,834 shares, with sole voting power over 1,633,031 shares and sole dispositive power over 1,701,834 shares, which are reported by BlackRock, Inc. as a parent holding company of its subsidiaries. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY, 10022.

(6)
Based upon a Schedule 13G/A filed January 8, 2014 containing information as of December 31, 2013. Royce & Associates, LLC beneficially owned 1,327,729 shares, with sole voting power over 1,327,729 shares and sole dispositive power over 1,327,729 shares. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. The interest of one account, Royce Pennsylvania Mutual Fund, a registered investment company managed by Royce & Associates, LLC, amounted to 1,044,829 shares of our common stock. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY, 10151.

(7)
Based upon a Schedule 13G filed January 16, 2014 containing information as of December 31, 2013. Kornitzer Capital Management, Inc. beneficially owned 1,206,523 shares, with sole voting power over 1,206,523 shares, sole dispositive power over 1,190,273 shares and shared dispositive power over 16,250 shares. The address for Kornitzer Capital Management is 5420 West 61st Place, Shawnee Mission, KS, 66205.

(8)
Based upon a Schedule 13G/A filed February 12, 2014, containing information as of December 31, 2013. The Vanguard Group, Inc. beneficially owned 1,153,565 shares, with sole voting power over 27,455 shares, sole dispositive power over 1,128,910 shares and shared dispositive power over 24,655 shares. Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. may be deemed to have beneficial ownership of 24,655 of such shares as investment manager of certain collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., may be deemed to have beneficial ownership of 2,800 of such shares as a result of serving as investment manager of certain Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355.

(9)
Based upon a Schedule 13G/A filed February 14, 2014, containing information as of December 31, 2013. Janus Capital Management, LLC ("Janus Capital") beneficially owned 1,144,494 shares, with sole voting power over 1,144,494 shares and sole dispositive power over 1,144,494 shares. Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management ("INTECH") and a direct 99.61% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH have been aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, the "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 1,144,494 shares held by the Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address for Janus Capital Management, LLC is 151 Detroit Street, Denver, Colorado, 80206.

(10)
Includes 682,112 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(11)
Includes 211,065 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(12)
Includes 173,625 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(13)
Includes 97,620 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(14)
Includes 160,052 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(15)
Includes 46,484 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(16)
Includes 35,484 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(17)
Includes 44,484 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(18)
Includes 28,984 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(19)
Includes 26,984 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

(20)
Includes 1,050 shares related to unvested restricted stock units and 1,645,475 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 3, 2014.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Executive Summary

        This Compensation Discussion and Analysis ("CD&A") is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation policies, practices, and decisions for 2013. It also provides information about the material components of our executive compensation program for each of our chief executive officer (principal executive officer), chief financial officer (principal financial officer), and three next most highly compensated executive officers as of December 31, 2013, which we refer to as our "named executive officers," or "our NEOs." Our NEOs are:

  •
  Jon E. Kirchner, our Chairman and Chief Executive Officer (our "CEO");

  •
  Melvin L. Flanigan, our Executive Vice President, Finance and Chief Financial Officer;

  •
  Brian D. Towne, our Executive Vice President and President DTS Asia Pacific;

  •
  Frederick L. Kitson, our Executive Vice President and Chief Technology Officer; and

  •
  Blake A. Welcher, our Executive Vice President, Legal and General Counsel, and Corporate Secretary.

        Specifically, this CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the "Committee") arrived at specific compensation policies and decisions for our executive officers, including the NEOs, during 2013.

Overview

        The overall goal of our executive compensation program is to support our primary objective of building long-term stockholder value. Our approach to executive compensation is to pay for results while also recognizing that strategic actions taken in the current year do not always translate immediately into financial outcomes. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance is outstanding, while realized pay is grounded in the Company's and executive's actual performance. As such, our compensation program will provide only modest compensation when overall performance is below expectations, as it was in 2013.

        In 2013, we noted a meaningful number of unfavorable recommendations by proxy advisory firms on Say-on-Pay within our peer group and industry, due in part to overall industry performance. A decline in the percentage of our stockholders voting in favor of the compensation of our NEOs prompted the Committee, after a thorough review and discussion, to approve changes to our compensation programs and practices during both 2013 and 2014 to increase the pay-for-performance nature of our executive compensation program, as described in detail below.

        Prior to our 2013 annual meeting, the Company reached out to a number of the Company's largest investors to discuss its executive compensation program and to answer questions and elicit feedback the investors might have regarding the Company's compensation program. Following the 2013 annual meeting, the Committee reviewed the results of the Say-on-Pay vote and the feedback it had previously received. As outlined below, the compensation decisions in 2013 were reflective of both feedback from stockholders and our ongoing pay-for-performance philosophy, and additional changes were implemented in the program in 2014.

  2013 Business Highlights

        2013 was an exciting year of transformation for DTS. During 2013 we leveraged our successful integration of SRS Labs, Inc. ("SRS"), and Phorus, Inc. and Phorus, LLC (collectively "Phorus") in 2012 to grow an organization with significantly enhanced capabilities, a broader market footprint, best-in-class products and services and a technology roadmap that is changing the way consumers experience entertainment. This strategic transformation allowed the Company to successfully achieve a number of strategic business objectives in 2013 despite an environment characterized by substantial global economic uncertainty and widespread deterioration in many segments of the consumer electronics market, as summarized below:

  •
  Reported revenue of $125.1 million, a 24% increase over revenue of $100.6 million in 2012

  •
  Achieved significant progress in the critical network connected market, with revenues in 2013 from this market increasing 94% year over year

  •
  Generated $21.4 million in cash flow from operations, and closed the year with cash and investments totaling $71.0 million

  •
  Restructured ownership of certain intellectual property rights, resulting in greater future cash flows and earnings in the U.S. and reduced global effective tax rates, thereby meaningfully improving our net earnings and EPS potential going forward

  •
  Announced and demonstrated the industry's leading headphone technology: DTS Headphone:X™, which allows the surround sound experience to be recreated using an ordinary pair of headphones or ear buds

  •
  Collaborated with key digital content partners, such as CinemaNow and Paramount Pictures, to incorporate DTS technology into their digital libraries

  •
  Announced new partnerships with major TV manufacturers, including Samsung and Panasonic, to further expand our presence in TVs, with our technologies now featured in TVs from all of the 15 top TV manufacturers worldwide

  •
  Expanded the Play-Fi Platform compatibility to include Apple iOS devices, making Play-Fi the first licensable whole-home audio technology capable of streaming lossless, high-quality audio from both iOS and Android devices, as well as Windows PCs, to multiple rooms, from multiple users, simultaneously using standard Wi-Fi

  •
  Announced collaborations with Deezer and Songza to offer their popular music subscription services for Play-Fi-enabled wireless home audio systems

  •
  Widened our presence in Asia by launching the Play-Fi wireless platform in China and expanding our relationship with Chinese smartphone manufacturer Huawei to include DTS Sound

  •
  Exited 2013 stronger, more nimble and better positioned than ever before to fulfill our mission of making the world sound better

        Despite these accomplishments, due to the timing of certain product launches and declines in certain legacy markets, our 2013 revenues fell short of our original expectations. However, we believe that the positive aspects of our licensing program are clear as noted by our profitability and earnings per share results.

  2013 Executive Compensation Highlights

        In support of building long-term stockholder value and in consideration of the Company's overall performance in 2012, the Committee:

  •
  Did not increase the base salary of our CEO or any of the other NEOs for 2013;

  •
  Approved equity awards of only stock options for the NEOs and at significantly lower levels than in 2012 (the average equity award value represented a 60% year-to-year reduction); and

  •
  Emphasized stock options (100% of grant date value) rather than full-value awards to reinforce the importance of building long-term stockholder value and to ensure that a material portion of the NEOs' compensation would only be realized if our stock price improved from the date of these awards.

        These determinations reflect our commitment to pay for results while also recognizing that strategic actions taken in the current year do not always translate immediately into financial outcomes.

  Certain 2014 Executive Compensation Updates

        After the 2013 annual meeting, the Committee further reviewed our compensation programs and practices and the feedback of certain investors. In connection with this review, in the first quarter of 2014, and consistent with our prior practice, the Committee assessed the performance of the Company and of each of the NEOs and determined cash incentive payments for 2013 and established the target cash and equity compensation arrangements for 2014. Specifically, the Committee made the following decisions:

  •
  In accordance with our 2013 Incentive Compensation Plan, the Committee awarded our NEOs on average 68% of their initial targeted amounts for 2013 to recognize that the strategic performance goals were met in full, and threshold financial performance was reached.

  •
  To further emphasize stockholder alignment, NEO equity awards were adjusted to include a significant portion of performance stock units ("PSUs"). To this end, the Committee awarded our NEOs equity awards in the form of approximately 33 1/3% PSUs, 33 1/3% stock options, and 33 1/3% restricted stock units ("RSUs"), as a percentage of the aggregate target value of all awards. The CEO's equity award was adjusted to include approximately 50% PSUs, 25% stock options, and 25% RSUs, as a percentage of the aggregate target value of all awards.

        These determinations reflect our commitment to pay for results, as well our response to the advisory vote on executive compensation at the 2013 annual meeting.

  Key Considerations in Understanding our Approach

        In reviewing the Company's approach to executive compensation, the Committee believes that there are two principles that are critical to a complete understanding of the program. The first is the emphasis on pay for performance and the second is the timing of our executive compensation decisions.

        Pay for performance.    The executive compensation program emphasizes performance-based compensation and the amount of compensation actually realized by our executives varies significantly based on overall strategic and financial performance. Over the last two years, our CEO's "Realizable Pay" has averaged just 52% of the target level. As shown in the chart below, the Committee believes that these amounts are well aligned with the performance of the Company during this time while also recognizing that the Company continues to effect a significant strategic transition to focus on technologies for the network connected markets in the face of an extremely challenging operating environment. For 2014, the Committee has allocated a portion of the equity mix to performance-based

PSUs, with approximately half of the CEO's target equity value in the form of PSUs and approximately one-third of each NEOs equity value in the form of PSUs.

        Timing of executive pay decisions.    The Committee establishes target cash compensation levels and grants annual equity awards in the first quarter of each year. As a result, these target pay level decisions reflect current market conditions for the business and for executive talent at the time the decisions are made. It follows that these target pay levels should not be compared to actual performance for that same year as this information is still unknown at the time the decisions are made.

        Instead, and consistent with its desire to focus on long-term stockholder value creation, the Committee reviews pay decisions from an actual or "realizable" pay perspective as well as over the course of multiple years in order to avoid overreaction or misinterpretation. In setting 2013 target compensation, the Committee reflected on the Company's overall performance and set 2013 target compensation for the CEO at a level that represented a reduction of 47% from 2012. Additionally, 2013 realizable pay for the CEO was reduced by approximately 13% despite strong strategic performance and improvement in stock price, as shown below:

CEO Pay For Performance

  Target Pay—includes annualized base salary, target cash bonus amount, other compensation paid and the "fair value" at grant of equity awards (i.e., Black Scholes for stock options).

  Realizable Pay—includes annualized salary, actual bonus paid, other compensation paid and the "in-the-money" value of all equity awards issued during 2012 and 2013 using the closing price of our common stock on December 31, 2013 of $23.91. Realizable Pay assumes equity awards are 100% vested upon grant, even though such awards only vest 25% per year over four years.

  Stock Price—reflects change in the value of DTS common stock from 12/31/12 ($16.70) to 12/31/13 ($23.91).

        To provide additional context for the illustration above, the table below outlines key details of each incentive compensation component that contributed to the CEO's Target Pay and Realizable Pay for 2012 and 2013.

Item	Description	Update as of Dec. 31, 2013

Stock Options	2013 TARGET VALUE: $1,114,980	2013 OPTIONS REALIZABLE VALUE: $514,500
2012 TARGET VALUE: $2,167,329 To realize any value from this award, our stock price must appreciate from the closing price on the date of grant. Awards vest 25% per year over four years.
2012 OPTIONS REALIZABLE VALUE: $0

The 150,000 options granted to our CEO in 2013 had a realizable value of $3.43 per share as of 12/31/13 for a total value of $514,500 since the exercise price of $20.48 was below $23.91 (closing price of our common stock on 12/31/13). The 203,400 options granted to our CEO in 2012 had no realizable value as of 12/31/13 since the exercise price $27.49 was above $23.91.

RSUs	2013 TARGET VALUE: N/A

2012 TARGET VALUE: $917,891

We did not grant RSUs to our CEO in 2013.
These awards are intended to provide a baseline level of retention and stockholder alignment and to support achievement of our CEO's stock ownership guideline.
Value realized varies based on stock price.
Awards vest 25% per year over four years.	2013 RSUs REALIZABLE VALUE: N/A

2012 RSUs REALIZABLE VALUE: $798,355

We did not grant RSUs to our CEO in 2013. The 33,390 RSUs granted in 2012 had a value of $23.91 as of 12/31/13 for a total value of $798,355.

Other Comp	2013 TARGET VALUE: N/A 2012 TARGET VALUE: N/A We provide very limited executive perquisites and no supplemental retirement plans or pensions.	2013 REALIZABLE VALUE: $12,066 2012 REALIZABLE VALUE: $12,066 We provided our CEO with an auto allowance, and paid life insurance premiums on his behalf in 2013 and 2012.

Target Bonus	2013 TARGET VALUE: $500,000

 2012 TARGET VALUE: $400,000

Actual payment based on attainment of revenue and operating income and adjusted for individual performance for 2013 and key acquisition goals for 2012.
Absent Committee discretion, no payment unless minimum financial goals are attained.
2012 target value was reduced to 80% when Plan was revised to reflect Phorus acquisition (and upside was eliminated).	2013 REALIZABLE VALUE: $337,500

 2012 REALIZABLE VALUE: $250,000

 Our CEO was awarded a bonus for 2013 of 68% of the targeted amount for 2013; payment was intended to reward the achievement of strategic business objectives and threshold financial performance.

Our CEO was awarded a bonus for 2012 of 62.5% of the targeted amount for 2012; payment was intended to reward a year of strong strategic execution and relative financial performance in a very challenging environment.

Item	Description	Update as of Dec. 31, 2013

Base Salary	2013 TARGET VALUE: $500,000 2012 TARGET VALUE: $500,000 Intended to compensate our executives for performing their day-to-day responsibilities and to ensure a baseline level of market competitiveness.	2013 REALIZABLE VALUE: $500,000 2012 REALIZABLE VALUE: $500,000 Our CEO received no salary increase for 2013.

        In consideration of the advisory vote on executive compensation at the 2012 and 2013 annual meetings, we have placed greater emphasis on performance-based compensation and stockholder alignment in setting targets. Specifically, in 2013, the performance-based aspect of total compensation (stock options and target bonus) equaled approximately 76% of our CEO's targeted compensation, an increase from approximately 64% in 2012.

2013 CEO Target Compensation Mix

        In 2014, the Committee continued to enhance the performance-based aspect of the CEO's equity compensation package by introducing PSUs to account for approximately 50% of the CEO's aggregate target value of all awards, as discussed above.

  2013 Corporate Governance Highlights

        We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During 2013, the following policies and practices were in effect:

  •
  Independent Committee.  The Committee was comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns

  •
  Clawback policy.  We continue to maintain a clawback policy applicable to all "C-level" executive officers, including our CEO, Chief Financial Officer, Chief Operating Officer and Chief Technology Officer

  •
  Stock ownership guidelines.  We continue to maintain stock ownership guidelines for our CEO and non-employee directors

  •
  Double-trigger agreements.  All change-in-control payments and benefits are based on a "double-trigger" arrangement (that is, they require both a change-in-control of the Company and a qualifying termination of employment before an executive officer is eligible to receive any such payments and benefits)

  •
  No gross-ups.  Executive officers are not eligible to receive any tax reimbursement payments or "gross-ups" in connection with any severance or change-in-control payments or benefits

  •
  Broad-based programs.  Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees; we do not currently offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers

  •
  Limited perquisites.  As detailed in the "Summary Compensation Table" that follows this CD&A, we provide very limited perquisites to our executive officers, if any

  •
  Independent consultant.  The Committee engaged its own independent compensation consultant to assist with its 2013 compensation reviews. This compensation consultant performed no consulting or other services for the Company

  •
  Annual review.  The Committee conducted its annual review and approval of the Company's compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company

  •
  Prohibition of hedging and pledging shares.  We do not permit hedging or pledging as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock

  •
  No stock option exchanges or repricing.  Our equity plan does not allow for stock option exchanges or the repricing of outstanding stock options without stockholder approval

  Consideration of Advisory Vote to Approve NEO Compensation

        A decline in the percentage of our stockholders voting in favor of the compensation of our NEOs prompted the Committee, after a thorough review and discussion, to approve changes to our compensation programs and practices during both 2013 and 2014 to increase the pay-for-performance nature of our executive compensation program as described in detail above.

        The Company began implementing these changes to our compensation program in 2013. Prior to our 2013 annual meeting, the Company reached out to a number of the Company's largest investors to discuss its executive compensation program and to answer questions and elicit feedback the investors might have regarding the Company's compensation program. Following the 2013 annual meeting, the Committee reviewed the results of the Say-on-Pay vote and the feedback it had previously received. As outlined above, the compensation decisions in 2013 were reflective of both feedback from stockholders and our ongoing pay-for-performance philosophy, and additional changes were implemented in the program in 2014.

        The Committee will continue to carefully consider the results of future Say-on-Pay votes and other feedback from our stockholders when setting our executive compensation policies and making compensation decisions.

Compensation Philosophy and Guiding Principles

        We have designed our executive compensation program to reward our executive officers, including the NEOs, at a level consistent with the overall strategic and financial performance of the Company and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly-competitive entertainment technology, consumer electronics and intellectual property licensing environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentive opportunities and long-term incentive opportunities delivered in the form of equity compensation that is earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

        The Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various components of our executive compensation program, the Committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the Committee considers all of the factors in its deliberations, it places no formal weighting on any one factor.

Compensation-Setting Process

  Role of the Compensation Committee

        The Committee has overall responsibility for administering our executive compensation program. In fulfilling this responsibility, the Committee sets the target total direct compensation opportunities, as well as each individual compensation component, for our executive officers, including the NEOs.

        The Committee, based on the recommendation of our CEO (except with respect to his own compensation) and the other factors described herein, determines the compensation of our executive officers, including the NEOs. The Committee, with the input of our Lead Independent Director and the Committee Chair, determines the compensation of our CEO. As part of its deliberations, the Committee takes into account our annual and long-term financial and operational performance, our long-term strategic and operational initiatives, the past performance and expected future contributions of our executive officers, their individual expertise, skills and experience and competitive market data.

        Each year, the Committee conducts an annual assessment of the competitiveness of our executive compensation program, including each individual compensation component, with the assistance of its compensation consultant. The Committee monitors the overall mix of our executive officers' compensation by comparing each component to competitive market practices to ensure appropriate pay leverage is maintained in our overall compensation packages.

  Role of Executive Officers

        Our CEO makes recommendations to the Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation of our executive officers, including the NEOs (except with respect to his own compensation). These recommendations are based on our CEO's evaluation of each executive officer's individual performance and a review of relevant market data. The Committee then reviews the CEO's recommendations and in its sole discretion may accept or adjust the compensation recommendations it is provided for each executive officer.

        At the beginning of each year, our CEO reviews the performance of each of our executive officers, including the other NEOs. These performance reviews typically include an evaluation of the attainment of the individual goals and objectives established by the Committee in connection with the annual performance-based cash incentive compensation for the prior year, which are specific to each executive officer's area of responsibility.

  Role of Compensation Consultant

        To assist it in fulfilling its responsibilities and duties, the Committee engaged Compensia, Inc., a national executive compensation consulting firm, as its independent compensation consultant for 2013. Compensia's engagement encompassed a range of executive compensation advisory services, including a review of our executive compensation philosophy and peer group, a competitive assessment of executive compensation levels among our peer group, a review of our Board of Directors compensation program, assistance with developing new stock plans and input on this CD&A.

        Compensia works at the direction of, and reports directly to, the Committee, who may replace the compensation consultant or hire additional advisors at any time. One or more representatives of Compensia attend Committee meetings, as requested. Compensia does not perform any services for the Company unless directed to do so by the Committee. Based on the consideration of the various factors as set forth in the rules of the SEC, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflicts of interest.

  Competitive Positioning

        In early 2013, the Committee directed Compensia to review and provide an assessment of compensation levels for our executive officers and to provide position-specific, public company compensation data for the companies identified by Compensia and management and approved by the Committee as reasonable market comparators for competitive positioning purposes.

        These companies were selected because Compensia, management and the Committee believe they are representative of the type of companies which we currently, and may in the future, compete with for executive talent. In selecting peer companies, we used a number of targeted criteria designed to reflect our unique business structure which results in relatively low levels of headcount and revenue when compared to our market capitalization and profitability. The selection criteria were as follows:

  •
  Industries: Media/Entertainment technology, Internet/Software, Semiconductor, Electronic Components and Communications Equipment

  •
  A public company with annual revenue of less than $500 million

  •
  Annual revenue per employee in excess of $200,000

  •
  A market capitalization between 0.5x and 2.0x DTS' at the time the group was developed (in late 2013)

  •
  A market capitalization per employee in excess of $1 million

  •
  Market capitalization as a multiple of revenue based on a ratio greater than 2.5x

  •
  A workforce of between 170 to 685 employees

        Given the limited number of directly-comparable companies to us from a business perspective, the criteria set forth above were expanded in some cases to include companies that the Committee considered to be close fits in terms of business focus, a competitor of the Company and/or a company with whom we might compete for our executive talent. As a result, some companies may not satisfy all of the selection criteria set forth above. For 2013, the Compensation Peer Group consisted of the following companies:

Acacia Research	Rambus	RealD
Dolby Laboratories	ROVI	Entropic Communications
Rubicon Technology	Interdigital	Limelight Networks
Audience	LogMeIn	Sycamore Networks
MaxLinear	Monotype Imaging Holdings	TiVo
MIPS Technologies	Universal Display	Volterra Semiconductor

        Once the Compensation Peer Group had been approved, Compensia used the compensation information reported in the public filings of these companies to conduct its analysis. Compensia compiled the compensation data from the Compensation Peer Group and prepared assessments referencing the compensation of each of our executive officers against this data. These assessments covered the following compensation components: base salary, target annual cash incentive, target total cash compensation, estimated grant date value of long-term incentives and total direct compensation.

        In determining the 2013 compensation recommendations for our executive officers, including the NEOs (other than our CEO), our CEO and the Committee Chair analyzed these assessments and used these analyses as a reference point in comparing the recommendations against the competitive market. This market data was taken into account while reviewing our plan for competitive and retentive value. Our CEO, after discussion and consultation with the Committee Chair, then presented recommendations to the Committee based on the results of these deliberations and his evaluation of the performance of each executive officer. In setting compensation for our CEO, our Lead Independent Director and the Committee Chair analyzed the assessments and formed a recommendation based upon their evaluation of our CEO's performance. The Committee then reviewed the recommendations for our executive officers, including our CEO, as well as the assessments prepared by Compensia, to set compensation for 2013. As described earlier, these deliberations and decisions occurred during the first quarter of the year.

Executive Compensation Components

        Our executive compensation program is comprised of three primary components: base salary, annual performance-based cash incentives and long-term incentives in the form of equity awards. The Committee believes that equity awards focus the attention of our executive officers on our long-term performance, while base salary and annual performance-based cash incentives promote the achievement of short-term goals and objectives that further our long-term performance.

        The Committee refers to data from the Compensation Peer Group when determining the relative weighting of each of these components but does not formulaically assign the value of any element of compensation directly based on the competitive market data. In setting the target level and potential payments for each component, the Committee is mindful of the recommendations of the CEO (in the case of other executives) as well as the potential amount that may be paid or earned pursuant to each other component to ensure that each executive officer's target total direct compensation is reasonable and appropriate.

        In setting the target level for each component of incentive compensation, the Committee is also mindful of the degree of risk-taking that the component may promote. The Committee believes it is important to incentivize our executive officers to achieve annual corporate and individual goals and objectives, but also to balance the promotion of such short-term interests with incentives that promote the creation of long-term stockholder value. The Committee also believes that the relationship between short-term and long-term incentives in our executive officers' compensation packages, along with other measures, such as our CEO stock ownership guidelines and our compensation recovery or "clawback"

policy, mitigate the potential for excessive risk-taking. The equity awards that we grant to our executive officers either contain a multi-year, time-based vesting requirement, or are subject to performance-based vesting requirements that may only be earned over a multi-year performance period. Further, the Committee typically grants equity awards to our executive officers on an annual basis, which incentivizes them to continue to focus on our long-term interests.

  Base Salary

        We use base salaries to attract and retain qualified executive officers and to recognize and reward outstanding individual performance. In addition, we set the base salary levels of our executive officers to motivate their short-term performance and compensate them for services rendered. Typically, the Committee considers the following factors when setting initial base salaries and making adjustments to the existing base salaries of our executive officers:

  •
  the Company's past performance and expectations of future performance;

  •
  the individual role, scope of responsibilities, past performance and experience;

  •
  competitive data from the Compensation Peer Group with respect to comparative positions and responsibilities;

  •
  base salary history and internal equity concerns; and

  •
  the recommendations of our CEO.

        Typically, the Committee reviews the base salaries of our executive officers, including the NEOs, during the first fiscal quarter of each year, after prior year Company and individual performance is ascertained. In evaluating whether a year-to-year base salary adjustment is necessary or appropriate for a particular executive officer, our CEO presents his annual performance assessment of each executive officer together with data concerning the executive officer's current base salary level relative to the competitive market (based on the Compensation Peer Group) and makes a recommendation to the Committee as to whether an adjustment is necessary or appropriate and, if so, the recommended amount of the adjustment. The Committee generally gives significant weight to our CEO's recommendations as he is most familiar with each executive officer's performance, but the Committee may exercise its discretion with respect to any recommended adjustment. The Committee based its decisions on a subjective evaluation of the factors described above.

        During the first fiscal quarter, the Committee also reviews the performance of our CEO to determine whether an adjustment to his base salary is necessary or appropriate. Our Lead Independent Director works with the Committee Chair to form an assessment of our CEO's performance and presents to the Committee this assessment together with data concerning our CEO's current base salary level relative to the competitive market (based on the Compensation Peer Group). In addition, the Committee solicits input from each of the members of the Board of Directors with respect to our CEO's performance. The Committee's review includes an evaluation of our strategic execution and financial performance for the most recently completed fiscal year, our CEO's performance against his individual goals and objectives established by the Committee in connection with the annual performance-based cash incentive compensation for the prior year (as described below) and consideration of his overall leadership and management skills as observed in this review process. In 2013, our CEO did not receive a salary increase.

        The base salaries of the NEOs for 2013, which were effective on April 1, 2013, were as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary	Percentage Adjustment
Jon E. Kirchner	$500,000	$500,000	0.0%
Melvin L. Flanigan	$320,000	$320,000	0.0%
Brian D. Towne	$350,000	$350,000	0.0%
Frederick L. Kitson	$345,000	$345,000	0.0%
Blake A. Welcher	$328,000	$328,000	0.0%

        The actual base salaries paid to the NEOs during 2013 are set forth in the "Summary Compensation Table" below.

        In the first quarter of 2014, the Committee reviewed base salaries of the NEOs in a process similar to the one described above and determined based in part on company performance in 2013, to make 3% merit adjustments to the base salaries of the NEOs, effective March 31, 2014. Dr. Kitson's salary was increased 8%, effective March 31, 2014, based, in part, on the Committee's review of the market data.

  Annual Performance Based Cash Incentives

        Each year, our executive officers, including the NEOs, participate in an annual performance-based cash incentive compensation plan, which is established and administered by the Committee. The Committee believes that the target annual cash incentive awards potentially payable under these plans are an important part of maintaining the overall competitiveness of our executive compensation program and serve as an effective device to motivate our executive officers to achieve the financial, individual and strategic goals and objectives reflected in our annual operating plan, which are designed to further the creation of long-term stockholder value.

        At the beginning of 2013, the Committee established the parameters for the 2013 Incentive Compensation Plan in order to motivate our executives to drive the execution of the Company's strategic plan while achieving specific annual organizational and financial results. The funding of the plan was structured into two components, overall company financial targets and key strategic initiatives, to ensure a balance and focus on the attainment of specific annual financial metrics as well as the execution of critical goals that are imperative for the future success of the Company. Under this plan, 65% of the target opportunity is based on overall company financial performance and the other 35% is based on achieving objectives that are critical to the overall strategy. Following the funding of the plan based on the achievement of the financial targets and key strategic initiatives, an individual performance multiplier rating is applied to recognize the specific performance for each executive. The performance ratings ranges from 0 to 1.5.

        Target Award Opportunities.    Under the 2013 Incentive Compensation Plan, the target annual cash incentive award opportunities for each executive officer were established as a percentage of each of such executive officer's base salary as of fiscal year-end. The target and maximum award opportunities for the NEOs for 2013 were as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Jon E. Kirchner	100%	198.8%
Melvin L. Flanigan	55%	109.3%
Brian D. Towne	65%	129.2%
Frederick L. Kitson	55%	109.3%
Blake A. Welcher	65%	129.2%

        The Committee set these award opportunities after considering the performance of the NEOs in relation to their 2012 individual performance factors, coupled with market data and Compensation Peer Group considerations. A summary of the 2012 individual performance factors for our NEOs is outlined below:

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  Mr. Kirchner—objectives related to successfully completing a number of deals with content providers, launching of a next-generation audio technology program, accelerating the Company's mobile program and advancing the Company's marketing and branding initiatives.

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  Mr. Flanigan—objectives related to development and implementation of a companywide financial center of excellence, successfully resolving the 2007 Company transfer pricing matter with the IRS and successfully implementing the Company's Salesforce implement.

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  Mr. Towne—objectives related to the development of DTS content generation tools, completing a number of deals with content providers, renewing certain and establishing a series of new strategic television deals, and expanding the Company's mobile and PC businesses.

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  Dr. Kitson—objectives related to successfully commercializing the Company's software creation tools with emphasis on video-on-demand and Ultra-Violet service providers, developing and delivering the Company's next generation audio technology related to both the Company codec and pre- and post-processing solutions.

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  Mr. Welcher—objectives related to development and implementation of a companywide legal center of excellence, establishing and implementing a formal program aligning the Company's Business and Legal Affairs team with the Company's various regional offices and business verticals and successfully integrating and onboarding the Company's new legal resource.

        The actual dollar amounts of these target and maximum award opportunities for each of the NEOs are set forth in the "Grants of Plan-Based Awards Table" below.

        Award Payment Calculations.    Award payments under the 2013 Incentive Compensation Plan were to be determined based on our level of performance with respect to the following performance measures:

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  Key Strategic Initiatives (35% weighting of target bonus pool): the expansion of DTS in mobile technology, the commercialization of headphone technology, the launch of the next generation audio program and the successful implementation of cultural and process changes to increase speed/efficiency/collaboration through company-wide SalesForce implementation.

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  Overall Company Financial Targets (65% weighting of target bonus pool): Threshold Non-GAAP revenue of $123 million and Non-GAAP operating income of $31.3 million, and target Non-GAAP operating income of $36.8 million, with performance between these thresholds to be interpolated to derive an appropriate performance measure. For the purposes of the Incentive Compensation Plan, Non-GAAP revenue is calculated by adjusting GAAP revenue for any unique or unforeseen transactions, events, or circumstances that may not have been contemplated in the incentive compensation plan metrics; Non-GAAP operating income is calculated by adjusting GAAP operating income for the same adjustments made, if any, to non-GAAP revenue, and to exclude the impact related to stock-based compensation, amortization of intangible assets, certain acquisition, integration and restructuring-related costs, changes to the fair value of contingent consideration, any impairment of intangible assets, and other non-recurring or unique charges.

        Under the 2013 Incentive Compensation Plan, the Committee had discretion to make negative adjustments to the tentative award amounts generated by the award payment calculations, but the Committee did not exercise such discretion in 2013.

        2013 Award Payout Results.    In establishing the amounts of individual bonus awards for each NEO the Committee determined that the established threshold financial performance was achieved and the strategic performance factors were accomplished in full. Accordingly, the Committee determined that final 2013 awards be funded at approximately 68% on average of each NEO's initial targeted bonus for that year. The awards were then adjusted by the individual performance multiplier rating assigned to each NEO based on individual performance.

Named Executive Officer	Actual Award (as a percentage of target)
Jon E. Kirchner	68%
Melvin L. Flanigan	74%
Brian D. Towne	66%
Frederick L. Kitson	71%
Blake A. Welcher	61%

        2014 Incentive Compensation Plan.    In March 2014, the Committee established the parameters for the 2014 Executive Incentive Compensation Plan to continue to motivate our executives to drive the execution of the Company's strategic plan while achieving specific annual organizational and financial results. The 2014 Plan is structured substantially similar to the 2013 Incentive Compensation Plan, with funding based on the same two components: overall company financial targets and key strategic initiatives. In connection with the establishment of the 2014 plan, the Committee reviewed the current award opportunities for the NEOs under the program and made adjustments to three NEO's Target Award percentages for 2014 as a result of market data and retention concerns. Mr. Towne's target award increased from 65% to 70% of base salary, while both Mr. Flanigan's and Dr. Kitson's targets increased from 55% to 60% of base salary.

  Long-Term Incentives

        Long-term incentives comprise an integral component of our executive compensation program, as the Committee recognizes that our executive officers have a significant impact on our success and, as a result, the creation of long-term stockholder value. To align their interests with those of our stockholders, we use equity awards, including stock options, restricted stock units and performance stock units, to provide long-term incentive compensation opportunities to our executive officers, including the NEOs. The Committee also uses equity awards as a means of ensuring that our overall compensation packages are attractive relative to those companies with which we compete with for executive talent, including the companies in the Compensation Peer Group. Accordingly, the Committee believes equity awards are critical to our ability to attract, retain and motivate executive talent. For 2014, the Committee restructured the equity mix to include performance-based PSUs in order to further increase the pay-for-performance nature of the long-term incentive program.

        Typically, the Committee grants equity awards at the same time it reviews the base salaries of our executive officers, including the NEOs, during the first fiscal quarter of each year, after prior year Company and individual performance is ascertained and it has had an opportunity to review the Company's audited annual financial statements. We believe that this approach facilitates the Committee's evaluation and determination of total compensation with respect to each executive officer.

        The Committee is also mindful of the potential dilution to stockholders of these equity awards, which was a factor in the Committee's decision to implement the use of restricted stock units. In some years prior to 2013, this decision has enabled us to provide long-term incentive compensation while using fewer shares of our common stock than if stock options alone were granted. However, in 2013 the Committee determined to use only stock options to provide the executive officers with a greater incentive to drive stock price performance and to ensure, given recent stock price performance, that executives only realize value from equity awards if stockholders also benefitted.

        Typically, our CEO, after discussion and consultation with the Committee Chair, presents recommendations to the Committee as to the specific number and type of equity awards to be granted to our executive officers, including the other NEOs, subject to each option and restricted stock unit, based on the same assessment of the executive officer's performance used in determining any base salary adjustments and payments under the annual performance-based Incentive Compensation Plan, the levels of their other compensation components, the dilutive effects of the proposed equity awards and data about the competitive market (based on the Compensation Peer Group). The Committee generally gives significant weight to our CEO's recommendations, as he is most familiar with each executive officer's performance. However, the Committee may exercise its discretion with respect to any recommended equity award.

        The Committee uses the same process to determine the specific number and type of equity awards granted to our CEO, except that the recommendation is made by the Chair of the Committee and our Lead Independent Director. Our CEO's performance is assessed by the Committee with input from the other members of the Board of Directors.

        The equity awards granted to the NEOs on February 14, 2013 were as follows:

Named Executive Officer	Number of Shares Subject to Stock Options (#)	Grant Date Fair Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Unit Awards (#)	Grant Date Fair Value of Restricted Stock Unit Awards ($)	Total Grant Date Fair Value of all Equity Awards ($)
Jon E. Kirchner	150,000	$1,114,980	—	—	$1,114,980
Melvin L. Flanigan	40,000	$297,328	—	—	$297,328
Brian D. Towne	60,000	$445,992	—	—	$445,992
Frederick L. Kitson	60,000	$445,992	—	—	$445,992
Blake A. Welcher	40,000	$297,328	—	—	$297,328

        The Committee grants options to purchase shares of our common stock with an exercise price that is equal to the fair market value of our common stock on the date of grant, which is the closing market price of our common stock as reported by The NASDAQ Global Select Market on the day the option is granted. Generally these options vest over four years in equal annual installments and expire 10 years from the date of grant. The restricted stock units also generally vest over a four-year period in equal annual installments, although no such grants were made during fiscal 2013.

        These vesting and exercise price requirements are intended to encourage executive officers to focus on long-term stockholder value creation and serve our long-term retention objectives. As noted above, for 2013 we chose to provide annual long-term incentive compensation awards in the form of stock options rather than restricted stock units because options only have value if the price of the underlying shares of common stock increases after the date of grant, versus restricted stock units, which can retain value even if our stock price decreases. Accordingly, given our recent stock price performance we believed that options would provide a greater incentive to our executive officers to focus on long-term stockholder value creation.

        The equity awards granted to the NEOs in 2013 were substantially lower than in 2012 based in part upon a shift in the market values and also in accordance with our pay-for-performance strategy for our compensation packages. The equity awards granted to the NEOs during 2013 are set forth in the "Summary Compensation Table" and the "Grants of Plan-Based Awards Table" below.

	2012 Annual Equity Award			2013 Annual Equity Award
Named Executive Officer	Option Value	RSU Value	Total Value	Option Value	RSU Value	Total Value	Total % Change
Jon E. Kirchner	$2,167,329	$917,891	$3,085,220	$1,114,980	$0	$1,114,980	(64)%
Melvin L. Flanigan	$614,076	$260,055	$874,131	$297,328	$0	$297,328	(66)%
Brian D. Towne	$650,199	$275,450	$925,649	$445,992	$0	$445,992	(52)%
Frederick L. Kitson	$650,199	$275,450	$925,649	$445,992	$0	$445,992	(52)%
Blake A. Welcher	$646,576	$273,800	$920,376	$297,328	$0	$297,328	(68)%

        In March 2014, the Committee undertook a similar process as described above. Based upon a number of factors, including the financial performance of the Company during 2013 and the desire to further provide performance-based equity incentives to emphasize stockholder alignment, the Committee restructured the equity mix to introduce PSUs. To this end, the Committee awarded the NEOs (other than our CEO) the following mix of equity awards: approximately 33 1/3% PSUs, 33 1/3% stock options, and 33 1/3% RSUs, expressed as a percentage of the aggregate target value of all awards. The CEO was awarded an equity mix consisting of approximately 50% PSUs, 25% stock options, and 25% RSUs, expressed as a percentage of the aggregate target value of all awards. Accordingly, the Committee granted to Mr. Kirchner awards with an approximate target value of $875,000 for PSUs, $437,500 for stock options, and $437,500 for RSUs, and the Committee granted to the other NEOs awards with approximate target values as follows, in each case for each of their respective PSUs, stock options, and RSUs: Mr. Flanigan—$283,333; Mr. Towne—$333,333; Dr. Kitson—$300,000; Mr. Welcher—$283,333. The introduction of PSUs to the equity mix continues to emphasize the pay-for-performance nature of our long-term incentive program.

        The PSUs will vest in two equal installments upon achievement of certain performance goals, with one-half of the PSUs vesting at the end of the two year period beginning February 15, 2014 (the "Performance Period") and the remaining PSUs vesting on the one year anniversary of the end of the Performance Period, in each case assuming the performance goals are achieved. Each PSU represents the contingent right to receive up to two shares of the Company's common stock upon vesting, subject to the level of achievement of the performance goals. Any portion of the PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited. The stock option awards will vest over four years in four equal annual installments beginning on the first anniversary of the date of grant and will expire ten years from the date of grant. The RSUs will vest in four equal annual installments beginning on February 15, 2015.

        In addition, Mr. Towne received an additional special PSU grant with an approximate target value of $250,000 in consideration of his enhanced job responsibilities in connection with a multi-year international assignment, which have substantially the same terms as the PSUs described above.

  Other Compensation

        Employee Benefits.    We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 4% of an employee's base salary. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. Other than our 401k plan, we do not maintain any other retirement plan for our NEOs.

        Our executive officers, including the NEOs, are eligible to participate in our broad-based employee stock purchase plan on the same basis as all of our full time employees.

        In addition, we provide other benefits to our executive officers, including the NEOs, on the same basis as these benefits are provided to all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

        Perquisites and Other Personal Benefits.    While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Committee has provided certain of the NEOs with perquisites in amounts that it believes to be reasonable. We believe that these benefits have been useful in attracting, motivating and retaining the executive talent for which we compete. We also believe that these benefits assist our executive officers in performing their duties and provide certain time efficiencies for our executive officers in appropriate circumstances. For additional information, refer to the "Summary Compensation Table" below.

        In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of their duties, to make them more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Agreements

        Generally, we seek to secure the services of our executive officers through the use of written employment agreements. We do this to clarify the terms of their employment, to define the rights and obligations of the executive officer, and to set forth the circumstances under which they may become eligible to receive post-employment compensation and benefits and the amounts and obligations thereof. The Committee believes that these employment agreements provide us with reasonable contractual protections and that making post-employment compensation commitments to our executive officers leads to stronger retention than if such arrangements were not offered.

        We entered into new employment agreements with our CEO and each of the other NEOs in 2011. Each of these agreements provides for "at will" employment and sets forth the terms and conditions of employment of each NEO, including base salary, target annual bonus and standard employee benefit plan participation. These employment arrangements were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company's Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne's employee agreement was extended through February 12, 2016. No other terms were impacted by this amendment.

        Each of these agreements was approved on our behalf by the Committee. Other than the amendment to Mr. Towne's agreement noted above, these employment agreements have not been materially amended and are currently in effect. For a summary of the material terms and conditions of these employment agreements, see "Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements" below.

 Post-Employment Compensation Arrangements

        The employment agreements of our NEOs provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believe that these protections were necessary to induce these individuals to enter into these agreements and, thereby, forego other employment opportunities and to remain employed with us. We also believe that these protections serve our executive retention objectives by helping the NEOs to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of the Company. In addition, these protections are available only upon a NEO executing a general release of claims against us. The terms of these arrangements were determined by the Committee following an analysis of relevant market data for other companies with whom we compete for executive talent.

        In the event of a change in control of the Company, the NEOs are eligible to receive payments and benefits under their employment agreements only where the change-in-control is preceded or followed by a termination without Cause or resignation for Good Reason within a specified time period (a "double-trigger" provision).

        For a summary of the material terms and conditions of our post-employment compensation arrangements, see "Potential Payments upon Termination or Change in Control" below.

Other Compensation-Related Policies

  Stock Ownership Guidelines

        In 2011, we established stock ownership guidelines for our CEO to better align his interests with those of our stockholders. These guidelines require our CEO, within five years from the adoption of the guidelines, to acquire and hold, in aggregate, shares of our common stock, restricted stock awards and restricted stock units (provided that the vesting restrictions on such awards or units will lapse within one year from the date of measurement) and stock options (to the extent vested and in-the-money and exercisable within 60 days from the date of measurement) with a value equal to at least three times his annual base salary. While we have not adopted stock ownership guidelines for our other executive officers, the Committee considers each such executive officer's stock ownership level in making decisions about annual and other equity awards for these individuals. With respect to its 2013 compensation decisions, the Committee considered the level of equity awards that it had granted to our executive officers in the past combined with the equity awards it determined to grant in 2013 to be sufficient to align their interests with those of our stockholders.

        In addition to our CEO, our non-employee directors are subject to similar stock ownership guidelines, requiring them to, within five years of the later of adoption of the guidelines or joining the board, own, in aggregate, shares of our common stock, restricted stock awards, restricted stock units and stock options with a value equal to three times the annual cash retainer payable to non-employee directors as such.

  Clawback Policy

        During 2012, the Committee adopted a "clawback" policy that permits the Company to, in certain circumstances, recover incentive compensation, including bonuses, incentive arrangements or equity awards, paid or awarded to our C-Level Executives ("Incentive Compensation"). Such Incentive Compensation may be recouped by the Company if there is an accounting restatement caused by any such officer's fraud or intentional misconduct. The amount that may be recouped is the difference between (i) the amount of any such Incentive Compensation actually paid or awarded to, and value of any such Incentive Compensation realized by, such officer during the prior three-year period, and

(ii) the amount of any such Incentive Compensation that would have been paid or awarded to, and value of any Incentive Compensation that would have been realized by, such officer during such three-year period based on the financial results under the restated financials, as determined in the reasonable discretion of the Board.

  Derivatives Trading and Hedging Policy

        Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

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  trade in any puts, calls, covered calls or other derivative products involving company securities;

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  engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company's securities; or

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  hold company securities in a margin account or pledge company securities as collateral for a loan.

Tax and Accounting Consideration

  Deduction Limitation

        In making compensation decisions for our executive officers, the Committee considers the extent to which their compensation will be deductible by the Company for income tax purposes, in particular under Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides that the Company may not deduct compensation paid to its principal executive officer and its three next most highly-compensated executive officers (other than its principal financial officer) in excess of $1 million during any taxable year unless the compensation qualifies for an exemption from such limitation, such as "performance-based" compensation.

        Since the Committee reserves the ability to use subjective factors in determining the amount of compensation payable to our executive officers, some compensation components have not, and, in the future, may not, qualify as "performance-based" compensation for purposes of Section 162(m). For example, to date the annual cash bonuses that have been paid to our executive officers have not qualified as "performance-based" compensation. Further, the restricted stock awards that have been granted to our executive officers have not been qualified as "performance-based" compensation. The Committee believes that, to date, the stock options that have been granted to our executive officers qualify as "performance-based" compensation. Consequently, any compensation income realized by an executive officer subject to Section 162(m) in connection with an exercise of such options should be fully deductible by the Company.

        The Committee believes that it is important to retain the flexibility in administering our executive compensation program to provide compensation to our executive officers that may not be fully deductible for income tax purposes. Although the Committee considers tax deductibility as one of the factors in determining the compensation of our executive officers, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Committee will consider alternative forms of compensation consistent with our executive compensation philosophy and objectives which may preserve deductibility when it considers such objectives to be in the best interests of the Company and our stockholders.

  Taxation of "Parachute" Payments

        Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the NEOs, with a "gross-up" or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 during 2013, and we have not agreed and are not otherwise obligated to provide any executive officer with such a "gross-up" or other reimbursement.

  Accounting for Stock-Based Compensation

        We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements

        Generally, the Company seeks to secure the services of its executive officers with employment contracts. The Company does this to clarify the terms of employment, to define the obligations of the executive and to set forth the circumstances under which he or she may become entitled to severance payments and the amounts and obligations thereof. The Committee believes that the employment agreements provide the Company with reasonable contractual protections and that making severance commitments to the Company's executives leads to stronger retention than if such benefits were not offered. The Company entered into new employment agreements with its named executive officers in 2011. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company's Executive Vice President and President DTS Asia Pacific. Collectively, these agreements are referred to as the "employment agreements." Other than for Mr. Towne, the employment agreements have not been materially amended and are currently in effect.

        The employment agreements provide the Company a balance of contractual protections in exchange for severance for the executives in the case of termination without "Cause" and resignation for "Good Reason", each as defined below. The employment agreements do not contain a single trigger provision that would generally allow the executive officers to terminate their employment because of a change of control of the Company, nor do they entitle the executive officers to benefits under their employment agreements, solely as a result of change of control of the Company, as if they were terminated without Cause. The Committee structured the employment agreements in this fashion because it believes the executives should not be entitled to such benefits absent other factors, such as a termination without Cause or resignation for Good Reason.

        Under the Company's 2012 Plan, options, stock appreciation rights and stock awards and stock units will immediately vest, or the repurchase rights applicable to an award will terminate, in the event that they are not assumed, substituted for, or otherwise continued in connection with a change in control. For this purpose, a change in control is defined by the 2012 Plan to include a sale of shares, a merger, an asset sale, or similar transactions following which the stockholders of the Company do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors.

        A "Change of Control", as used in each named executive officer's employment agreement, is defined as any one of the following occurrences: (i) any person or entity, including a "group" as contemplated in SEC rules, acquires securities holding 30% or more of the total combined voting power or value of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, or (iii) as a result of or in connection with a contested election of the Company's Board of Directors, the persons who were directors immediately before the election cease to constitute a majority of the members of the Board of Directors.

  Chief Executive Officer Employment Agreement

        The employment agreement with Jon E. Kirchner, the Company's CEO, has an initial term of four years, with one-year renewals thereafter, until the agreement is terminated in accordance with its terms. Mr. Kirchner's annual salary in 2013 was $500,000 and the cost of Mr. Kirchner's benefits was approximately $2,017 per month.

        Under Mr. Kirchner's employment agreement, if his employment is terminated without "Cause" or if he resigns for "Good Reason", he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 24 months of his base salary then in effect, (b) payment by the Company of premiums required to continue his group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of his then-outstanding equity compensation awards (excluding any awards with performance based vesting) and an extension of the exercise period of his stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 18 months of outplacement services. The severance package is contingent upon, among other things, Mr. Kirchner's release of claims against the Company.

        Mr. Kirchner's employment agreement includes a "double trigger" change in control severance provision, whereby if he is terminated without Cause or resigns for Good Reason within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in his employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a "CiC Severance Package" that includes (a) a lump sum severance payment equal to two times the sum of (i) his then current base salary plus (ii) the greater of (x) his most recently received annual bonus or (y) the average of his annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue his group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of his then-outstanding equity compensation awards (excluding any awards with performance based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of his stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity grants, and (d) 18 months of outplacement services. The CiC Severance Package is conditioned upon, among other things, Mr. Kirchner's release of claims against the Company and, to the extent he sells all of his ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of two years following the change of control.

        Under Mr. Kirchner's employment agreement, if his employment is terminated for "Cause" or if he resigns without "Good Reason", he will be entitled to receive his base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

        Under Mr. Kirchner's employment agreement, a termination for "Cause" occurs only in the case of (a) gross negligence, recklessness or willful misconduct on the part of Mr. Kirchner relating to the business of the Company, (b) acts of Mr. Kirchner that are materially adverse to the Company's interests, (c) material breach by him of the employment agreement, (d) breach by him of the Company's Proprietary Information and Inventions Agreement, (e) Mr. Kirchner's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts his ability to effectively perform his duties, or (f) his willful neglect of duties or his inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability or death.

        Under Mr. Kirchner's employment agreement "Good Reason" means the occurrence of any of the following events or conditions, without his consent: (a) a material reduction in his duties, authority or responsibilities, (b) a material reduction in his annual base salary or annual bonus or incentive compensation opportunity as in effect as of the date hereof or as the same may be increased from time to time, (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report, including a requirement that Mr. Kirchner report to a corporate officer or employee instead of directly to the Company's Board of Directors, (d) a material diminution in the budget over which Mr. Kirchner retains authority, (e) the relocation of his principal place of employment to a location more than 30 miles from his principal place of employment immediately prior to his termination or the Company's requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations, (f) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and Mr. Kirchner, or any material breach by the Company of a policy relating to the benefits to which he is entitled, or (g) any material reduction in the value of any of the benefits provided to Mr. Kirchner as of the date of his 2011 employment agreement or as increased from time to time.

  Employment Agreements for Other Named Executive Officers

        The employment agreements with each of our named executive officers other than our CEO are substantially similar to that of our CEO, except as noted below. Each has an initial term of three years, with one-year renewals thereafter, until the agreement is terminated in accordance with its terms. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company's Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne's employee agreement was extended through February 12, 2016. Annual salaries for 2013 are as noted above and in the "Summary Compensation Table" below. The cost of benefits for each such officer in 2013 was between $1,431 and $2,019 per month.

        Under each of the employment agreements, if employment is terminated without Cause or if the executive resigns for Good Reason, he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 12 months of his base salary then in effect, (b) payment by the Company of premiums required to continue his group health care coverage for a period of 12 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of his then-outstanding stock options and any restricted stock units or awards granted prior to 2011 (excluding any awards with performance based vesting) and an extension of the exercise period of his stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The severance package is contingent upon, among other things, the executive's release of claims against the Company.

        Each of the employment agreements include a "double trigger" charge in control severance provision, whereby the executive officer is terminated without Cause or resigns for Good Reason within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in his employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a "CiC Severance Package" that includes (a) a lump sum severance payment equal to one and a half (1.5) times the sum of (i) his then current base salary plus (ii) the greater of (x) his most recently received annual bonus or (y) the average of his annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue his group health care coverage for a period of 18 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of his then-outstanding equity compensation awards (excluding any awards with performance based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of his stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The CiC Severance Package is conditioned upon, among other things, the executive's release of claims against the Company and, to the extent he sells all of his ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of 12 months following the change of control.

        Under each of the employment agreements, if employment is terminated for Cause or if the executive resigns without Good Reason, he will be entitled to receive his base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

        Under the employment agreements, the definition of "Cause" is substantially similar to that included in the employment agreement of our CEO, and "Good Reason" means the occurrence of any of the following events or conditions, without the executive's consent: (a) a material reduction in his duties, authority or responsibilities, (b) a requirement, following a Change of Control, that the executive report to someone other than the person principally responsible for the performance of the Company's business, (c) a material nonvoluntary reduction in the executive's annual base salary or bonus as in effect on the date of the employment agreement, other than a reduction of not more than 15% that generally applies to all officers of the Company, (d) the relocation of the executive's principal place of employment to a location more than 30 miles from his principal place of employment immediately prior to his termination or the Company's requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations, (e) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and the executive, or any material breach by the Company of a policy relating to the benefits to which the executive is entitled, or (f) any material reduction in the value of any of the benefits provided to the executive as of the date of his 2011 employment agreement or as increased from time to time.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee (the "Committee") of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

        The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE
Craig S. Andrews, Chair Brad D. Duea Ronald N. Stone

Compensation of Named Executive Officers

2013 Summary Compensation Table

        The following table sets forth information concerning compensation for services to us during fiscal years 2013, 2012 and 2011 by our NEOs.

2013 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Jon E. Kirchner	2013	500,000	—	—	1,114,980	337,500	—	12,066	1,964,546
Chairman and Chief	2012	500,000	250,000	917,891	2,167,329	—	—	12,066	3,847,286
Executive Officer	2011	490,192	—	2,275,196	1,011,739	—	—	40,200	3,817,327
Melvin L. Flanigan	2013	320,000	—	—	297,328	130,000	—	66	747,394
Executive Vice President,	2012	317,846	88,000	260,055	614,076	—	—	66	1,280,043
Finance and Chief	2011	307,269	—	732,860	361,296	—	—	610	1,402,035
Financial Officer
Brian D. Towne	2013	350,000	—	—	445,992	150,000	—	13,722	959,714
Executive Vice President and	2012	345,962	113,750	275,450	650,199	—	—	66	1,385,427
President DTS Asia Pacific	2011	332,692	—	1,095,883	404,696	—	—	80	1,833,351
Frederick L. Kitson	2013	345,000	—	—	445,992	135,000	—	66	926,058
Executive Vice President and	2012	340,962	94,875	275,450	650,199	—	—	66	1,361,552
Chief Technology Officer	2011	327,693	—	812,570	361,296	—	—	66,480	1,568,039
Blake A. Welcher	2013	328,000	—	—	297,328	130,000	—	66	755,394
Executive Vice President,	2012	325,308	106,600	273,800	646,576	—	—	29,983	1,382,267
Legal and General Counsel	2011	308,308	—	747,692	397,462	—	—	610	1,454,072

(1)
The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted by us in 2013, 2012, and 2011, as applicable, determined in accordance with generally accepted accounting principles in the United States of America ("GAAP"). All stock awards to the named executive officers have been in the form of restricted stock awards or units granted under the 2003 Plan on February 15, 2012, February 16, 2011, and February 27, 2011. Except for the market stock unit ("MSU") awards granted on February 27, 2011, the grant date fair values of these shares are based on the fair value of our common stock on the date of grant, which is determined as the closing market price per share of our common stock on the date of grant. The closing prices of our common stock on February 15, 2012, and February 16, 2011, were $27.49 and $46.35, respectively. The grant date fair value for the MSU awards was measured using the Monte Carlo simulation model. Additional information regarding these stock awards is set forth in the "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested" tables. For additional information, refer to Note 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of option awards granted by us in 2013, 2012, and 2011, as applicable, determined in accordance with GAAP. The actual value of the options to the executive, if any, will depend on the excess of our stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (f). Additional information regarding these options is set forth in the "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested" tables. For additional information, refer to Note 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014.

(3)
The amounts in column (g) reflect the cash awards earned under our Annual Cash Incentive Compensation Plan, which is discussed under the heading "Annual Performance Based Cash Incentives" of our Compensation Discussion and Analysis above.

(4)
The amounts shown in column (i) represent, for each named executive officer, the premiums paid by us for a life insurance policy for the benefit of the officers. In addition, Mr. Kirchner received a $12,000 annual automobile allowance in 2013, 2012, and 2011, and he was reimbursed $27,590 for legal services associated with his employment agreement in 2011. Mr. Towne was reimbursed $13,656 for out-of-pocket expenses related to the airfare costs for his wife to accompany him on an overseas assignment in 2013. Dr. Kitson was reimbursed $66,400 for relocation expenses in 2011. Mr. Welcher was reimbursed $29,917 for out-of-pocket expenses related to the airfare, ground transportation, and boarding costs for his wife and two children to accompany him on his overseas assignment in 2012.

 Grants of Plan-Based Awards in 2013

        The following table provides information relating to plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2013.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jon E. Kirchner	N/A	—	$500,000	$993,750	—	—	—	—	—	—	—
	02/14/2013	—	—	—	—	—	—		150,000	$20.48	$1,114,980
Melvin L. Flanigan	N/A	—	$176,000	$349,800	—	—	—	—	—	—	—
	02/14/2013	—	—	—	—	—	—	—	40,000	$20.48	$297,328
Brian D. Towne	N/A	—	$227,500	$452,156	—	—	—	—	—	—	—
	02/14/2013	—	—	—	—	—	—	—	60,000	$20.48	$445,992
Frederick L. Kitson	N/A	—	$189,750	$377,128	—	—	—	—	—	—	—
	02/14/2013	—	—	—	—	—	—	—	60,000	$20.48	$445,992
Blake A. Welcher	N/A	—	$213,200	$423,735	—	—	—	—	—	—	—
	02/14/2013	—	—	—	—	—	—	—	40,000	$20.48	$297,328

(1)
No threshold payouts were established under our 2013 Annual Cash Incentive Compensation Plan. Amounts in columns (d) and (e) represent the potential target and maximum payouts under the Plan. The amounts in columns (d) and (e) are calculated as discussed in our Compensation Discussion and Analysis based on the base salary in effect for each officer at December 31, 2013. Additional information regarding this plan is set forth under "Annual Performance Based Cash Incentives" in our Compensation Discussion and Analysis above.

(2)
Amounts in column (l) represent the aggregate grant date fair values of the equity awards set forth in columns (g), (i) and (j) determined in accordance with GAAP. All equity awards were granted under the 2012 Plan. The aggregate grant date fair value for the restricted stock units is based on the grant date fair value of the underlying shares, which is $20.48 per share, the closing price of our common stock on the grant date. The aggregate grant date fair value for the stock options is based on the Black-Scholes option valuation method. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (l). For additional information, refer to Note 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014.

Outstanding Equity Awards at December 31, 2013

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Jon E. Kirchner	—		150,000	(2)	—	$20.48	02/14/2023	25,043	(13)	$598,778	—	—
	50,850	(3)	152,550	(3)	—	$27.49	02/15/2022	4,480	(14)	$107,117	—	—
	27,275	(4)	27,275	(4)	—	$46.35	02/16/2021	3,750	(15)	$89,663	—	—
	63,750	(5)	21,250	(5)	—	$26.26	02/18/2020	—		—	—	—
	150,000	(7)	—		—	$15.71	02/18/2019	—		—	—	—
	100,000	(8)	—		—	$22.45	02/20/2018	—		—	—	—
	67,000	(10)	—		—	$18.32	02/23/2016	—		—	—	—
	100,000	(11)	—		—	$16.55	05/19/2015	—		—	—	—
	50,000	(12)	—		—	$23.55	01/06/2014	—		—	—	—
Melvin L. Flanigan	—		40,000	(2)	—	$20.48	02/14/2023	7,095	(13)	$169,641	—	—
	14,407	(3)	43,223	(3)	—	$27.49	02/15/2022	1,600	(14)	$38,256	—	—
	9,740	(4)	9,740	(4)	—	$46.35	02/16/2021	1,500	(15)	$35,865	—	—
	24,000	(5)	8,000	(5)	—	$26.26	02/18/2020	—		—	—	—
	35,640	(7)	—		—	$15.71	02/18/2019	—		—	—	—
	24,000	(8)	—		—	$22.45	02/20/2018	—		—	—	—
	16,000	(9)	—		—	$23.99	03/06/2017	—		—	—	—
	20,000	(10)	—		—	$18.32	02/23/2016	—		—	—	—
	30,000	(11)	—		—	$16.55	05/19/2015	—		—	—	—
	30,000	(12)	—		—	$23.55	01/06/2014
Brian D. Towne	—		60,000	(2)	—	$20.48	02/14/2023	7,515	(13)	$179,684	—	—
	15,255	(3)	45,765	(3)	—	$27.49	02/15/2022	1,790	(14)	$42,799	—	—
	10,910	(4)	10,910	(4)	—	$46.35	02/16/2021	2,000	(15)	$47,820	—	—
	30,000	(5)	10,000	(5)	—	$26.26	02/18/2020	—		—	—	—
	33,750	(7)	—		—	$15.71	02/18/2019	—		—	—	—
	30,000	(8)	—		—	$22.45	02/20/2018	—		—	—	—
	8,000	(9)	—		—	$23.99	03/06/2017	—		—	—	—
Frederick L. Kitson	—		60,000	(2)	—	$20.48	02/14/2023	7,515	(13)	$179,684	—	—
	15,255	(3)	45,765	(3)	—	$27.49	02/15/2022	1,600	(14)	$38,256	—	—
	9,740	(4)	9,740	(4)	—	$46.35	02/16/2021	3,375	(16)	$80,696	—	—
	25,000	(6)	12,500	(6)	—	$32.00	02/26/2020	—		—	—	—
Blake A. Welcher	—		40,000	(2)	—	$20.48	02/14/2023	7,470	(13)	$178,608	—	—
	15,170	(3)	45,510	(3)	—	$27.49	02/15/2022	1,760	(14)	$42,082	—	—
	10,715	(4)	10,715	(4)	—	$46.35	02/16/2021	1,500	(15)	$35,865	—	—
	24,000	(5)	8,000	(5)	—	$26.26	02/18/2020	—		—	—	—
	35,640	(7)	—		—	$15.71	02/18/2019	—		—	—	—
	20,000	(8)	—		—	$22.45	02/20/2018	—		—	—	—
	16,000	(9)	—		—	$23.99	03/06/2017	—		—	—	—
	3,434	(12)	—		—	$23.55	01/06/2014	—		—	—	—

(1)
Reflects the value as calculated based on the closing price of our common stock on December 31, 2013 of $23.91 per share.

(2)
The option was granted on February 14, 2013 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(3)
The option was granted on February 15, 2012 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(4)
The option was granted on February 16, 2011 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(5)
The option was granted on February 18, 2010 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(6)
The option was granted on February 26, 2010 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(7)
The option was granted on February 18, 2009 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(8)
The option was granted on February 20, 2008 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(9)
The option was granted on March 6, 2007 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(10)
The option was granted on February 23, 2006 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(11)
The option was granted on May 19, 2005 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(12)
The option was vested and exercisable in full as of November 17, 2005.

(13)
The vesting schedule of the stock award pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2012. One-third of these shares vested on February 15, 2014, and the remaining two-thirds will vest in equal installments on February 15, 2015 and February 15, 2016.

(14)
The vesting schedule of the stock award pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2011. One-half of these shares vested on February 15, 2014, and the remaining shares will vest on February 15, 2015.

(15)
The vesting schedule of the stock award pursuant to which these shares were issued is 25% per year on each of the first four anniversaries of February 15, 2010. All of these shares vested on February 15, 2014.

(16)
The vesting schedule of the stock award pursuant to which these shares were issued is 25% per year on each of the first four anniversaries of February 26, 2010. All of these shares vested on February 26, 2014.

Option Exercises and Stock Vested during 2013

        The following table summarizes the option exercises and restricted stock awards and units that vested during the fiscal year ended, December 31, 2013.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jon E. Kirchner	—	—	20,587	$404,946
Melvin L. Flanigan	—	—	6,195	$121,856
Brian D. Towne	—	—	6,930	$136,313
Frederick L. Kitson	—	—	6,680	$131,868
Blake A. Welcher	—	—	6,400	$125,888

(1)
Amounts include shares withheld for payment of taxes.

(2)
Amounts represent the dollar value of vested shares based on the fair market value of the stock on the vest date.

Potential Payments upon Termination or Change in Control

        The following table describes the potential payments and benefits upon termination of our Named Executive Officers' employment for Cause, death or disability; without Cause or resignation for Good Reason; or for termination without Cause or resignation for Good Reason in connection with a Change of Control, as if each officer's employment terminated as of December 31, 2013. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer's base salary rate in effect on December 31, 2013, and the number of accrued but unused vacation days on December 31, 2013. For purposes of valuing the stock awards and units in a Change of Control scenario, we used the closing stock price on December 31, 2013, which was $23.91, multiplied by the number of unvested stock awards and units. For the purposes of valuing the stock awards and units in a termination without Cause or resignation for Good Reason scenario for all NEOs other than the CEO, we used the closing stock price on December 31, 2013 multiplied by the number of unvested stock awards and units granted prior to 2011. For purposes of valuing the option awards, we used the closing stock price on December 31, 2013 less the exercise price per option multiplied by the number of unvested options. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when our stock price was different, or if any other assumption used to estimate potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Additionally, pursuant to the terms of our 2012 Equity Incentive Plan, in the event of a Change in Control, any award which is not assumed, substituted for or otherwise continued by the acquirer shall vest in full effective and contingent upon the consummation of the Change in Control. Any award or portion thereof which is not assumed, substituted for, or otherwise continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

Name	Termination Scenario(1)	Total ($)	Severance ($)		Vacation Payout ($)	Health & Welfare Benefits ($)		Stock Awards ($)	Stock Options ($)	Outplacement Services ($)
Jon E. Kirchner	For Cause/Death/Disability	38,462	—		38,462	—		—	—	—
	Without Cause/Resignation for Good Reason	2,396,927	1,000,000	(2)	38,462	48,407	(4)	795,558	514,500	21,000	(9)
	Change of Control	2,734,427	1,337,500	(3)	38,462	48,407	(4)	795,558	514,500	21,000	(9)
Melvin L. Flanigan	For Cause/Death/Disability	24,615	—		24,615	—		—	—	—
	Without Cause/Resignation for Good Reason	541,911	320,000	(5)	24,615	24,231	(7)	35,865	137,200	14,000	(10)
	Change of Control	1,051,923	610,000	(6)	24,615	36,346	(8)	243,762	137,200	14,000	(10)
Brian D. Towne	For Cause/Death/Disability	26,923	—		26,923	—		—	—	—
	Without Cause/Resignation for Good Reason	654,770	350,000	(5)	26,923	24,227	(7)	47,820	205,800	14,000	(10)
	Change of Control	1,214,367	675,000	(6)	26,923	36,341	(8)	270,303	205,800	14,000	(10)
Frederick L. Kitson	For Cause/Death/Disability	26,538	—		26,538	—		—	—	—
	Without Cause/Resignation for Good Reason	675,208	345,000	(5)	26,538	17,174	(7)	80,696	205,800	14,000	(10)
	Change of Control	1,209,235	652,500	(6)	26,538	25,761	(8)	298,636	205,800	14,000	(10)
Blake A. Welcher	For Cause/Death/Disability	25,231	—		25,231	—		—	—	—
	Without Cause/Resignation for Good Reason	550,516	328,000	(5)	25,231	24,220	(7)	35,865	137,200	14,000	(10)
	Change of Control	1,077,316	622,000	(6)	25,231	36,330	(8)	256,555	137,200	14,000	(10)

(1)
For events and circumstances that constitute "Cause", "Good Reason" and "Change of Control" with respect to the named executive officers, see "Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements" in our Compensation Discussion and Analysis above.

(2)
Consists of a payment equivalent to 24 months of the base salary, payable in a lump sum 60 days following the termination date.

(3)
Consists of a payment equivalent to 24 months of the base salary plus the greater of (i) the executive's most recently received annual bonus or (ii) the average of the executive's annual bonus of the prior three years, payable in a lump sum 60 days following the termination date.

(4)
Consists of continuation of employer paid benefits for 24 months.

(5)
Consists of a payment equivalent to 12 months of the base salary, payable in a lump sum 60 days following the termination date.

(6)
Consists of a payment equivalent to 18 months of the base salary plus the greater of (i.) the executive's most recently received annual bonus or (ii.) the average of the executive's annual bonus of the prior three years, payable in a lump sum 60 days following the termination date.

(7)
Consists of continuation of employer paid benefits for 12 months.

(8)
Consists of continuation of employer paid benefits for 18 months.

(9)
Represents estimated costs of outplacement services for 18 months.

(10)
Represents estimated costs of outplacement services for 12 months.

Pension Benefits

        We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

Nonqualified Deferred Compensation

        We do not offer nonqualified deferred compensation.

ITEM 3—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

        The advisory vote on executive compensation is a non-binding vote on the compensation of our "named executive officers," or "NEOs", as described in the "Compensation Discussion and Analysis", or "CD&A" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our directors, or our compensation policies as they relate to risk management, and is only on the compensation of our named executive officers.

  Executive Summary

        Our Company believes in stockholder aligned pay practices for our executives. We hold our executives to stringent performance standards and our executive compensation plans are designed to pay competitively if strategic and financial performance is outstanding, while realized pay is grounded in the Company's and executive's actual performance. As such, our compensation program will provide only modest compensation when overall performance is below expectations, as it was in 2013. We believe that this approach optimally aligns the Company and stockholder interests resulting in the greatest impact on stockholder value creation.

  Pay-for-performance

        The executive compensation program is structured with the objective of having actual (or "realizable") compensation that, over-time, reflects a blend of strategic execution and financial performance.

  •
  Over the last two years, our CEO's "Realizable Pay" has averaged just 52% of the target level in an extremely challenging operating environment.

  •
  The Committee reviews pay decisions from an actual or "realizable" pay perspective as well as over the course of multiple years in order to avoid overreaction or misinterpretation and to focus on long-term stockholder value creation.

  •
  The Company reached out to its largest investors on executive compensation to elicit feedback on its compensation practices, and in response to stockholder feedback, made certain adjustments to the Company's executive compensation program in 2014, including introducing performance-based equity in the form of performance stock units ("PSUs") as a component of our equity award program.

  •
  Annually, the Compensation Committee assesses all elements of our executive compensation program, with support from a nationally recognized executive compensation consulting firm, to ensure proper alignment between actual compensation levels, individual and Company performance, and competitive pay practices.

  2013 Executive Compensation Highlights

        For 2013, based on the annual assessment and prior Say-on-Pay votes, and in support of building long-term stockholder value, the Compensation Committee:

  •
  Granted no increase in CEO or NEO base pay salaries;

  •
  Limited equity awards for the CEO and NEOs to stock options, and reduced the value of such equity grants by 60% on average from 2012 levels;

  •
  Utilized stock options to reinforce the importance of building long-term stockholder value; and

  •
  Limited the CEO's bonus to approximately 68% of the targeted amount, despite strong strategic performance and an improvement in stock price from ~$17 at the end of 2012 to ~$24 at the end of 2013.

        In setting 2013 target compensation, the Committee reflected on the Company's overall performance and set 2013 target compensation for the CEO at a level that represented a reduction of 47% from 2012. Additionally, 2013 realizable pay for the CEO was reduced by approximately 13% despite strong strategic performance and improvement in stock price, as shown below:

CEO Pay For Performance

Target Pay—includes annualized base salary, target cash bonus amount, other compensation paid and the "fair value" at grant of equity awards (i.e., Black Scholes for stock options).

Realizable Pay—includes annualized salary, actual bonus paid, other compensation paid and the "in-the-money" value of all equity awards issued during 2012 and 2013 using the closing price of our common stock on December 31, 2013 of $23.91. Realizable Pay assumes equity awards are 100% vested upon grant, even though such awards only vest 25% per year over four years.

Stock Price—reflects change in the value of DTS common stock from 12/31/12 ($16.70) to 12/31/13 ($23.91).

  Certain 2014 Executive Compensation Updates

        In 2014, the Committee further adjusted the equity award program to provide an increased emphasis on pay-for-performance. The Committee introduced specific performance-based equity awards in the form of PSUs to further enhance pay-for-performance and emphasize stockholder alignment:

  •
  2014 CEO equity awards were allocated approximately 50% to PSUs, 25% to RSUs, and 25% to stock options, as a percentage of the aggregate target value of all awards.

  •
  2014 NEO equity awards were allocated approximately 33 1/3% to PSUs, 33 1/3% to RSUs, and 33 1/3% to stock options, as a percentage of the aggregate target value of all awards.

        In summary, we believe that our executive compensation program appropriately incents and rewards our NEOs and other key personnel in light of the performance of the Company, and that over time our actual executive compensation outcomes align well with our overall compensation philosophy of paying for performance. We encourage stockholders to read the entire CD&A section of this Proxy Statement for a more detailed discussion of our executive compensation program elements, and how they reflect our philosophy and link to company performance.

  Voting and Board of Directors' Recommendation

        The vote solicited by this Item 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or our Board.

        Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no immediate opportunity for us to revisit these decisions.

        However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation, we will consider our stockholders' concerns and evaluate what future actions, if any, may be appropriate.

        Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Item 3:

        "RESOLVED, that the stockholders of DTS, Inc. approve, on an advisory basis, the compensation of the Company's Named Executive Officers, disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in the company's definitive Proxy Statement for the 2014 annual meeting of stockholders."

        This proposal to approve, on an advisory basis, the compensation of the Company's named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

        The Board of Directors unanimously recommends a vote "FOR" approval of the foregoing resolution.

        Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the approval of the foregoing resolution.

 ITEM 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte & Touche") as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are asking the stockholders to ratify this appointment.

        Deloitte & Touche was engaged to audit the Company's financial statements on April 8, 2014. Grant Thornton LLP ("Grant Thornton") audited the Company's financial statements for the fiscal year ended December 31, 2013. See "Change in Registered Public Accounting Firm" below for additional information.

        In the event stockholders fail to ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Representatives of Deloitte & Touche are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of Grant Thornton are not expected to be present at the annual meeting.

Change in Registered Public Accounting Firm

        As reported in the Company's Form 8-K filed with the SEC on April 14, 2014 (the "Form 8-K"), the Audit Committee conducted a competitive process to determine the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of this process, on April 8, 2014, the Company engaged Deloitte & Touche as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. On the same date, the Company dismissed Grant Thornton as the Company's independent registered public accounting firm, effective immediately. The Audit Committee approved these changes in the Company's independent registered public accounting firm on April 7, 2014.

        The reports of Grant Thornton on the Company's financial statements for each of the two fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 2013 and 2012 and in the subsequent interim period through April 8, 2014, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the matter in their report.

        There was a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through April 8, 2014, related to the material weaknesses in the Company's internal control over financial reporting disclosed in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and 2012 (the "Annual Reports"). As disclosed in the Annual Reports, the Company concluded that material weaknesses existed as of December 31, 2013 and 2012 related to the inadequate design of internal controls over (i) the accounting for income taxes and (ii) the accounting for revenue under license agreements with non-standard financial terms. Accordingly, the reports of Grant Thornton on the Company's internal control over financial reporting as of December 31, 2013 and 2012, which were included in the respective Annual Reports, contained an adverse opinion thereon. The Committee has discussed the material weaknesses in its internal control over financial reporting with Grant Thornton and has authorized Grant Thornton to respond fully to the inquiries of Deloitte & Touche concerning such material weaknesses.

        During the fiscal years ended December 31, 2013 and 2012 and through April 8, 2014, neither the Company, nor anyone on its behalf, has consulted Deloitte & Touche with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

        The Company provided Grant Thornton with a copy of the foregoing disclosures and the Form 8-K containing substantially the same disclosure set forth above and requested that Grant Thornton provide the Company with a letter addressed to the SEC stating whether or not Grant Thornton agreed with the disclosures contained therein. A copy of Grant Thornton's letter, dated April 14, 2014, is filed as Exhibit 16.1 to the Form 8-K.

Fees for Professional Audit Services

        The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company's annual financial statements for fiscal years 2013 and 2012, as applicable, and fees billed for other services rendered by Grant Thornton for fiscal years 2013 and 2012, as applicable.

	Fiscal Year 2013	Fiscal Year 2012
(1)Audit Fees	$1,101,935	$1,040,357
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$1,101,935	$1,040,357

(1)
Audit fees for fiscal 2013 and 2012 include the audit of our financial statements, review of the financial statements included in Form 10-Q, audit of the Company's controls and 404 attestation, and statutory audits required for certain of our non-U.S. subsidiaries. During 2013, we incurred additional audit fees associated with the restructuring of our intellectual property rights portfolio, and certain purchase accounting matters related to our acquisition of SRS. Also during 2012, we incurred additional audit fees associated with our acquisitions of SRS and Phorus.

        All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by Grant Thornton were compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        Our Audit Committee has adopted a Pre-Approval Policy whereby certain engagements and levels of engagement, if necessary, of our independent registered public accountants by the Company have been pre-approved by the Audit Committee. The committee has also delegated to the Chairman of the committee the authority to evaluate and approve other engagements of our independent registered public accountants on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, he reports that approval to the full committee at the next committee meeting.

  Voting and Board of Directors' Recommendation

        The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

        The Board of Directors unanimously recommends that the stockholders vote "FOR" the ratification of Deloitte & Touche LLP as independent registered public accountants of the Company.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee evaluates auditor performance, manages relations with the Company's independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. It operates under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is available on the Company's website at www.dts.com. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC rules.

        The Audit Committee members are not professional accountants or auditors. The members' functions are not intended to duplicate or to certify the activities of management or the Company's independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the Company's independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accountants, and its experience in business, financial and accounting matters. The Audit Committee also reviews the scope of the Company's internal audit function and the results of internal audit examinations and evaluations by management.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

        In fulfilling the Audit Committee's oversight responsibilities, the Audit Committee has reviewed DTS' audited financial statements as of and for the fiscal year ended December 31, 2013, and met with both management and Grant Thornton LLP, DTS' independent registered public accounting firm for the fiscal year ended December 31, 2013 ("Grant Thornton"), to discuss those financial statements. This review included a discussion on the quality and the acceptability of the Company's financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

        The Audit Committee discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees". The Audit Committee has also received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with them their independence from the Company and management.

        Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in DTS' Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

        In addition to the matters specified above, the Audit Committee discussed with Grant Thornton the overall scope, plans and estimated costs of its audit. The Audit Committee met with Grant Thornton periodically, with and without management present, to discuss the results of their examinations, the overall quality of the Company's financial reporting and Grant Thornton's reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

AUDIT COMMITTEE
Ronald N. Stone, Chair Joerg D. Agin V. Sue Molina

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In the last fiscal year, except as set forth below, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

        The Audit Committee Charter requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which the Company is a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common stock and executive officers and the immediate family members of each of these individuals.

        Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person's interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

Company Relationships with Landlords

        We leased the former offices of SRS in Santa Ana, California from Daimler Commerce Partners, L.P., the general partner of which is Conifer Investments, Inc. ("Conifer"). The sole stockholders of Conifer are Thomas C.K. Yuen, a former member of the Company's Board of Directors, and his spouse, Misako Yuen, as co-trustees of the Thomas Yuen Family Trust. Mr. and Mrs. Yuen also serve as the executive officers of Conifer. We believe that the terms and conditions of these leases were competitive based on a review of similar properties in the area with similar terms and conditions. On July 18, 2013, Mr. Yuen resigned from the Board of Directors due to personal reasons. There was no disagreement between Mr. Yuen and the Company relative to his resignation. Related party rent expense for these offices was $193 and $157 for the years ended December 31, 2013 and 2012, respectively.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee are Craig S. Andrews, Bradford D. Duea and Ronald N. Stone. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and Compensation Committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission. For a stockholder proposal to be included in our proxy materials for the 2015 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 16, 2014.

        Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws,

addressed to the Secretary at our principal executive offices, not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year's annual meeting of stockholders. For our annual meeting in 2015, stockholder business that is not intended for inclusion in our proxy materials may be brought before the meeting so long as we receive notice of the proposal not earlier than January 15, 2015, nor later than the close of business on February 14, 2015. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the previous year's annual meeting as specified in our notice of meeting, this advance notice must be given not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by us.

        In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

        A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary upon written request.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend or, if no recommendation is given, according to their best judgment.

Appendix A
DTS, Inc. 2012 Equity Incentive Plan
and Amendment Number 1 to the DTS, Inc. 2012 Equity Incentive Plan

A-i

A-ii

A-iii

A-iv

DTS, INC.
2012 Equity Incentive Plan

        1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

        1.1    Establishment.     The DTS, Inc. 2012 Equity Incentive Plan (the "Plan") was approved by the Board on April 9, 2012, and shall be subject to approval by the stockholders of the Company at which time it shall become effective (the "Effective Date").

        1.2    Purpose.     The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards, and Deferred Compensation Awards.

        1.3    Term of Plan.     The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, on or before ten (10) years from the earlier of the Plan's adoption by the Board and its approval by the stockholders of the Company.

        2.    DEFINITIONS AND CONSTRUCTION.

        2.1    Definitions.     Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a)   "Affiliate" means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms "parent," "subsidiary," "control" and "controlled by" shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

          (b)   "Award" means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award, Other Stock- Based Award or Deferred Compensation Award granted under the Plan.

          (c)   "Award Agreement" means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

          (d)   "Board" means the Board of Directors of the Company.

          (e)   "Cash-Based Award" means an Award denominated in cash and granted pursuant to Section 11.

          (f)    "Cashless Exercise" means a Cashless Exercise as defined in Section 6.3(b)(i).

          (g)   "Cause" means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant's theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant's material failure to abide by a Participating Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant's unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant's improper use or disclosure of a Participating Company's confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company's reputation or business; (v) the Participant's repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant's ability to perform his or her duties with a Participating Company.

          (h)   "Change in Control" means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:

              (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

             (ii)  an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(gg)(iii), the entity to which the assets of the Company were transferred (the "Transferee"), as the case may be; or

            (iii)  approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

        For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

          (j)    "Committee" means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

          (k)   "Company" means DTS, Inc., a Delaware corporation, or any successor corporation thereto.

          (l)    "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

          (m)  "Covered Employee" means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a "covered employee" as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a "Covered Employee" under this Plan for such applicable Performance Period.

          (n)   "Deferred Compensation Award" means an Award granted to a Participant pursuant to Section 12.

          (o)   "Director" means a member of the Board.

          (p)   "Disability" means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

          (q)   "Dividend Equivalent Right" means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

          (r)   "Employee" means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion, whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's rights, if any, under the terms of the Plan as of the time of the Company's determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual's status as an Employee.

          (s)   "ERISA" means the Employee Retirement Income Security Act of 1974 and any applicable regulations or administrative guidelines promulgated thereunder.

          (t)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (u)   "Fair Market Value" means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

              (i)  Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

             (ii)  Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

            (iii)  If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

          (v)   "Full Value Award" means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

          (w)  "Incentive Stock Option" means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

          (x)   "Incumbent Director" means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

          (y)   "Insider" means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

          (z)   "Net Exercise" means a Net Exercise as defined in Section 6.3(b)(iii).

          (aa) "Nonemployee Director" means a Director who is not an Employee.

          (bb) "Nonemployee Director Award" means any Award granted to a Nonemployee Director.

          (cc) "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

          (dd) "Officer" means any person designated by the Board as an officer of the Company.

          (ee) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

          (ff)  "Other Stock-Based Award" means an Award denominated in shares of Stock and granted pursuant to Section 11.

          (gg) "Ownership Change Event" means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company's then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

          (hh) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

          (ii)   "Participant" means any eligible person who has been granted one or more Awards.

          (jj)   "Participating Company" means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

          (kk) "Participating Company Group" means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

          (ll)   "Performance Award" means an Award of Performance Shares or Performance Units.

          (mm)  "Performance Award Formula" means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

          (nn) "Performance-Based Compensation" means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

          (oo) "Performance Goal" means a performance goal established by the Committee pursuant to Section 10.3.

          (pp) "Performance Period" means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

          (qq) "Performance Share" means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

          (rr)  "Performance Unit" means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

          (ss)  "Predecessor Plan" means the 2003 Equity Incentive Plan of DTS, Inc., as amended.

          (tt)  "Restricted Stock Award" means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

          (uu) "Restricted Stock Bonus" means Stock granted to a Participant pursuant to Section 8.

          (vv) "Restricted Stock Purchase Right" means a right to purchase Stock granted to a Participant pursuant to Section 8.

          (ww)  "Restricted Stock Unit" means a right granted to a Participant pursuant to Section 9 to receive on a future date or event a share of Stock or cash in lieu thereof, as determined by the Committee.

          (xx) "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

          (yy) "SAR" or "Stock Appreciation Right" means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

          (zz) "Section 162(m)" means Section 162(m) of the Code.

          (aaa)  "Section 409A" means Section 409A of the Code.

          (bbb)  "Section 409A Deferred Compensation" means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

          (ccc)  "Securities Act" means the Securities Act of 1933, as amended.

          (ddd)  "Service" means a Participant's employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant's Service. Furthermore, a Participant's Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant's Service shall be deemed to have terminated, unless the Participant's right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant's Award Agreement. A Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of such termination.

          (eee)  "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

          (fff) "Stock Tender Exercise" means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

          (ggg)  "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

          (hhh)  "Ten Percent Owner" means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

          (iii)  "Trading Compliance Policy" means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company's equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

          (jjj)  "Vesting Conditions" mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant's monetary purchase price, if any, for such shares upon the Participant's termination of Service.

        2.2    Construction.     Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

        3.    ADMINISTRATION.

        3.1    Administration by the Committee.     The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in the administration of the Plan shall be paid by the Company.

        3.2    Authority of Officers.     Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board or Committee may, in its discretion, delegate to a committee comprised of one or more Officers and/or Directors, the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider or a Covered Person; provided, however, that (a) no Employee may be granted pursuant to such delegation one or more Awards in any fiscal year of the Company for more than 200,000 shares of Stock, (b) the exercise price per share of each such Award which is an Option or SAR shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (d) each such Award shall conform to guidelines as shall be established from time to time by resolution of the Board or the Committee.

        3.3    Administration with Respect to Insiders.     With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

        3.4    Committee Complying with Section 162(m).     If the Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors"

within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

        3.5    Powers of the Committee.     In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

          (a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

          (b)   to determine the type of Award granted;

          (c)   to determine the Fair Market Value of shares of Stock or other property;

          (d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant's termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

          (e)   to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

          (f)    to approve one or more forms of Award Agreement;

          (g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

          (h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant's termination of Service;

          (i)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

          (j)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

        3.6    Option or SAR Repricing.     Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock ("Underwater Awards") and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards, or payments in cash, or (b) the amendment of outstanding

Underwater Awards to reduce the exercise price thereof. This Section shall not apply to adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 424(a) or Section 409A of the Code or to an adjustment pursuant to Section 4.4.

        3.7    Indemnification.     In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

        4.    SHARES SUBJECT TO PLAN.

        4.1    Maximum Number of Shares Issuable.     Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Awards shall be equal to 1,500,000 (reduced by the number of awards granted under the Predecessor Plan after April 9, 2012 and before the Plan's Effective Date) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

        4.2    Adjustment for Unissued Predecessor Plan Shares.     The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:

          (a)   the number of shares of Stock subject to that portion of any option or other award outstanding pusuant to the Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full; and

          (b)   the number of shares of Stock acquired pursuant to a Predecessor Plan subject to forfeiture or repurchase by the Company at the Participant's purchase price which, on or after the Effective Date, is so forfeited or repurchased (with such shares of Stock being added on a 1:1 basis)

provided, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed 3,186,119.

        4.3    Share Counting.

          (a)   Each share of Stock subject to an Award other than a Full Value Award shall be counted against the limit set forth in Section 4.1 as one (1) share. Each one (1) share of Stock subject to a Full Value Award granted pursuant to the Plan or forfeited or repurchased pursuant to Section 4.3(b) shall be counted for purposes of the limit set forth in Section 4.1 as 1.71 shares of Stock.

          (b)   If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant's purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan (and shall be added back to the share reserve set forth in Section 4.1 based on the same ratio set forth in Section 4.3(a) with respect to the type of Award which is terminated, forfeited, or repurchased). Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations applicable to SARs and Options pursuant to Section 17.2 shall not again be available for issuance under the Plan. Shares withheld by the Company in satisfaction of tax withholding obligations described in Section 17.2 with respect to Full Value Awards shall again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

        4.4    Adjustments for Changes in Capital Structure.     Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants' rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as "effected without receipt of consideration by the Company." If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the "New Shares"), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

        4.5    Assumption or Substitution of Awards.     The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

        5.    ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

        5.1    Persons Eligible for Awards.     Awards may be granted only to Employees, Consultants and Directors.

        5.2    Participation in the Plan.     Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

        5.3    Award Limitations.

          (a)   Incentive Stock Option Limitations.

              (i)  Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.    Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 1,500,000.

             (ii)  Persons Eligible.    An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an "ISO-Qualifying Corporation"). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

            (iii)  Fair Market Value Limitation.    To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

          (b)    Section 162(m) Award Limits.    Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Awards intended to qualify for treatment as Performance-Based Compensation which in the aggregate are for more than 500,000 shares or, if applicable, which could result in such Employee receiving more than 500,000 for each full fiscal year of the Company contained in the Performance Period for such Award. Notwithstanding the foregoing, with respect to a newly hired Participant, the share limit set forth above shall be 750,000. With respect to an Award of Performance Based Compensation payable in cash, the maximum amount shall be $7,500,000 for each fiscal year contained in the Performance Period.

        6.    STOCK OPTIONS.

        Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        6.1    Exercise Price.     The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or 424(a) of the Code.

        6.2    Exercisability and Term of Options.     Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee's death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

        6.3    Payment of Exercise Price.

          (a)    Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

          (b)    Limitations on Forms of Consideration.

              (i)  Cashless Exercise.    A "Cashless Exercise" means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

             (ii)  Stock Tender Exercise.    A "Stock Tender Exercise" means the delivery of a properly executed exercise notice accompanies by a Participant's tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

            (iii)  Net Exercise.    A "Net Exercise" means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

        6.4    Effect of Termination of Service.

          (a)    Option Exercisability.    Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant's termination of Service to the extent that it is then unvested and shall be exercisable after the Participant's termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate. Except as otherwise provided in the Award Agreement, or other agreement governing the Option, vested Options shall remain exercisable failing a termination of Service as follows:

              (i)  Disability.    If the Participant's Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant (or the Participant's guardian or legal representative) at any time prior to the expiration of one (1) year after the date on which the Participant's Service terminated, but in any event no later than the date of expiration of the Option's term as set forth in the Award Agreement evidencing such Option (the "Option Expiration Date").

             (ii)  Death.    If the Participant's Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant's legal representative or other person who acquired the right to exercise the Option by reason of the Participant's death at any time prior to the expiration of one (1) year after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date. The Participant's Service shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days after the Participant's termination of Service.

            (iii)  Termination for Cause.    Notwithstanding any other provision of the Plan to the contrary, if the Participant's Service is terminated for Cause or if, following the Participant's termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

            (iv)  Other Termination of Service.    If the Participant's Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) days after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date.

          (b)    Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 15 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

        6.5    Transferability of Options.     During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant's guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option may be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act. An Incentive Stock Option shall not be assignable or transferable in any manner.

        7.    STOCK APPRECIATION RIGHTS.

        Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        7.1    Types of SARs Authorized.     SARs may be granted in tandem with all or any portion of a related Option (a "Tandem SAR") or may be granted independently of any Option (a "Freestanding SAR"). A Tandem SAR may only be granted concurrently with the grant of the related Option.

        7.2    Exercise Price.     The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, a SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

        7.3    Exercisability and Term of SARs.

          (a)    Tandem SARs.    Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

          (b)    Freestanding SARs.    Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR, and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee's death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

        7.4    Exercise of SARs.     Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant's legal representative or other person who acquired the right to exercise the SAR by reason of the Participant's death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

        7.5    Deemed Exercise of SARs.     If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion pursuant to a Net Exercise procedure and withholding of Shares as described in Section 17.2.

        7.6    Effect of Termination of Service.     Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant's termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

        7.7    Transferability of SARs.     During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant's guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR may be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

        8.    RESTRICTED STOCK AWARDS.

        Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        8.1    Types of Restricted Stock Awards Authorized.     Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

        8.2    Purchase Price.     The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

        8.3    Purchase Period.     A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

        8.4    Payment of Purchase Price.     Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

        8.5    Vesting and Restrictions on Transfer.     Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each

Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        8.6    Voting Rights; Dividends and Distributions.     Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant's Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

        8.7    Effect of Termination of Service.     Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant's termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant's termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

        8.8    Nontransferability of Restricted Stock Award Rights.     Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        9.    RESTRICTED STOCK UNIT AWARDS.

        Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        9.1    Grant of Restricted Stock Unit Awards.     Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

        9.2    Purchase Price.     No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

        9.3    Vesting.     Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company's taxable year in which the original vesting date occurred.

        9.4    Voting Rights, Dividend Equivalent Rights and Distributions.     Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant's Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

        9.5    Effect of Termination of Service.     Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service.

        9.6    Settlement of Restricted Stock Unit Awards.     The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

        9.7    Nontransferability of Restricted Stock Unit Awards.     The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        10.    PERFORMANCE AWARDS.

        Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        10.1    Types of Performance Awards Authorized.     Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

        10.2    Initial Value of Performance Shares and Performance Units.     Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

        10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula.     In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

        10.4    Measurement of Performance Goals.     Performance Goals shall be established by the Committee on the basis of targets to be attained ("Performance Targets") with respect to one or more measures of business or financial performance (each, a "Performance Measure"), subject to the following:

          (a)    Performance Measures.    Performance Measures shall be calculated in accordance with the Company's financial statements, or, if such terms are not used in the Company's financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company's industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant's rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

              (i)  revenue;

             (ii)  sales;

            (iii)  expenses;

            (iv)  operating income;

             (v)  gross margin;

            (vi)  operating margin;

           (vii)  earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

          (viii)  pre-tax profit;

            (ix)  net operating income;

             (x)  net income;

            (xi)  economic value added;

           (xii)  free cash flow;

          (xiii)  operating cash flow;

          (xiv)  balance of cash, cash equivalents and marketable securities;

           (xv)  stock price;

          (xvi)  earnings per share;

         (xvii)  return on stockholder equity;

        (xviii)  return on capital;

          (xix)  return on assets;

           (xx)  return on investment;

          (xxi)  total stockholder return;

         (xxii)  employee satisfaction;

        (xxiii)  employee retention;

        (xxiv)  market share;

          (xxv)  customer satisfaction;

        (xxvi)  product development;

       (xxvii)  research and development expenses;

      (xxviii)  completion of an identified special project; and

         (xxix)  completion of a joint venture or other corporate transaction.

          (b)    Performance Targets.    Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

        10.5    Settlement of Performance Awards.

          (a)    Determination of Final Value.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

          (b)    Discretionary Adjustment of Award Formula.    In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee's Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant's Performance Award that is intended to result in Performance-Based Compensation.

          (c)    Effect of Leaves of Absence.    Unless otherwise required by law or a Participant's Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant's Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

          (d)    Notice to Participants.    As soon as practicable following the Committee's determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

          (e)    Payment in Settlement of Performance Awards.    As soon as practicable following the Committee's determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 16.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

          (f)    Provisions Applicable to Payment in Shares.    If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

        10.6    Voting Rights; Dividend Equivalent Rights and Distributions.     Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded down to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights shall be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant's Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

        10.7    Effect of Termination of Service.     Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award or in the Participant's employment agreement, if any, referencing such Awards, the effect of a Participant's termination of Service on the Performance Award shall be as follows:

          (a)    Death or Disability.    If the Participant's Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant's Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

          (b)    Other Termination of Service.    If the Participant's Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety.

        10.8    Nontransferability of Performance Awards.     Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        11.    CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

        Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        11.1    Grant of Cash-Based Awards.     Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

        11.2    Grant of Other Stock-Based Awards.     The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

        11.3    Value of Cash-Based and Other Stock-Based Awards.     Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

        11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.     Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

        11.5    Voting Rights; Dividend Equivalent Rights and Distributions.     Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant's Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

        11.6    Effect of Termination of Service.     Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant's Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

        11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards.     Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

        12.    DEFERRED COMPENSATION AWARDS.

        12.1    Establishment of Deferred Compensation Award Programs.     This Section 12 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. If the Committee determines that any such program may constitute an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, the Committee shall adopt and implement such program through a separate subplan to this Plan. Eligibility to participate in such subplan shall be limited to Directors and a select group of management or highly compensated employees, and the Committee shall take all additional actions required to qualify such subplan as a "top-hat" unfunded deferred compensation plan, including filing with the U.S. Department of Labor within 120 days following the adoption of such subplan a notice pursuant to Department of Labor Regulations Section 2520.104-23.

        12.2    Terms and Conditions of Deferred Compensation Awards.     Deferred Compensation Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and, except as provided below, shall comply with and be subject to the terms and conditions applicable to the appropriate form of Award as set forth in the applicable section of this Plan.

          (a)    Limitation on Elections.    Notwithstanding any Participant's prior election to reduce cash compensation pursuant to a program established in accordance with this Section 12, no Deferred Compensation Award may be granted to the Participant after termination of the Plan or termination of the Participant's Service, and any such cash compensation shall be paid at the normal time and in accordance with the terms of the applicable cash compensation arrangement.

          (b)    Election Irrevocable.    A Participant's election to reduce cash compensation pursuant to a program established in accordance with this Section 12 shall become irrevocable on the last day of the calendar year prior to the year in which the services are to be rendered with respect to which such cash compensation would otherwise become payable, or at the time otherwise required by Section 409A.

          (c)    Vesting.    Deferred Compensation Awards may be fully vested at grant or may be subject to such Vesting Conditions as the Committee determines.

        13.    STANDARD FORMS OF AWARD AGREEMENT.

        13.1    Award Agreements.     Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.

        13.2    Authority to Vary Terms.     The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

        14.    CHANGE IN CONTROL.

        14.1    Effect of Change in Control on Awards.     Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

          (a)    Accelerated Vesting.    In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant's Service prior to, upon, or following such Change in Control, and to such extent as the Committee shall determine.

          (b)    Assumption, Continuation or Substitution.    In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, assume or continue the Company's rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror's stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award which is not assumed, substituted for or otherwise continued by the Acquiror shall vest in full effective and contingent upon the consummation of the Change in Control. Any Award or portion thereof which is not assumed, substituted for, or otherwise continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

          (c)    Cash-Out of Outstanding Stock-Based Awards.    The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or

  (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

        14.2    Effect of Change in Control on Nonemployee Director Awards.     Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 16.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 14.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

        14.3    Federal Excise Tax Under Section 4999 of the Code.

          (a)    Excess Parachute Payment.    In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an "excess parachute payment" under Section 280G of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

          (b)    Determination by Independent Accountants.    To aid the Participant in making any election called for under Section 14.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an "excess parachute payment" to the Participant as described in Section 14.3(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the "Accountants"). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.

        15.    COMPLIANCE WITH SECURITIES LAW.

        The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares under the

Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

        16.    COMPLIANCE WITH SECTION 409A.

        16.1    Awards Subject to Section 409A.     The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 16 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

            (a)   A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

            (b)   Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

        Subject to the provisions of Section 409A, the term "Short-Term Deferral Period" means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant's taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company's taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term "substantial risk of forfeiture" shall have the meaning provided by Section 409A.

        16.2    Deferral and/or Distribution Elections.     Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an "Election") that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

            (a)   Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

            (b)   Elections shall be made by the end of the Participant's taxable year prior to the year in which services commence for which an Award may be granted to such Participant.

            (c)   Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 16.3.

        16.3    Subsequent Elections.     Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

            (a)   No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

            (b)   Each subsequent Election related to a payment in settlement of an Award not described in Section 16.4(a)(ii), 16.4(a)(iii) or 16.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

            (c)   No subsequent Election related to a payment pursuant to Section 16.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

            (d)   Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 16.3.

        16.4    Payment of Section 409A Deferred Compensation.

          (a)   Permissible Payments.    Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

              (i)  The Participant's "separation from service" (as defined by Section 409A);

             (ii)  The Participant's becoming "disabled" (as defined by Section 409A);

            (iii)  The Participant's death;

            (iv)  A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 16.2 or 16.3, as applicable;

             (v)  A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

            (vi)  The occurrence of an "unforeseeable emergency" (as defined by Section 409A).

          (b)   Installment Payments.    It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

          (c)   Required Delay in Payment to Specified Employee Pursuant to Separation from Service.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 16.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a "specified employee" (as defined by Section 409A) as of the date of the Participant's separation from service before the date (the "Delayed Payment Date") that is six (6) months after the date of such Participant's separation from service, or, if earlier, the date of the Participant's death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

          (d)   Payment Upon Disability.    All distributions of Section 409A Deferred Compensation payable by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant's Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

          (e)   Payment Upon Death.    If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant's Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant's death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant's death.

          (f)    Payment Upon Change in Control.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 14.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 16.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

          (g)   Payment Upon Unforeseeable Emergency.    The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee's determination that an unforeseeable emergency has occurred. The Committee's decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

          (h)   Prohibition of Acceleration of Payments.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

          (i)    No Representation Regarding Section 409A Compliance.    Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

        17.    TAX WITHHOLDING.

        17.1    Tax Withholding in General.     The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group's tax withholding obligations have been satisfied by the Participant.

        17.2    Withholding in or Directed Sale of Shares.     The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

        18.    AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

        The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company's stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

        19.    MISCELLANEOUS PROVISIONS.

        19.1    Repurchase Rights.     Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        19.2    Forfeiture Events.

          (a)   The Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

          (b)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

        19.3    Provision of Information.     Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

        19.4    Rights as Employee, Consultant or Director.     No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant's Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee's employer or that the Employee has an employment relationship with the Company.

        19.5    Rights as a Stockholder.     A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.

        19.6    Delivery of Title to Shares.     Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

        19.7    Fractional Shares.     The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

        19.8    Retirement and Welfare Plans.     Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as "compensation" for purposes of computing the benefits payable to any Participant under any Participating Company's retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant's benefit. In addition, unless a written employment agreement or other service agreement references Awards, a general reference to "benefits" in such agreement shall not be deemed to refer to Awards granted hereunder.

        19.9    Beneficiary Designation.     Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation may be subject to the consent of the Participant's spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.

        19.10    Severability.     If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

        19.11    No Constraint on Corporate Action.     Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company's or another Participating Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

        19.12    Unfunded Obligation.     Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

        19.13    Choice of Law.     Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the DTS, Inc. 2012 Equity Incentive Plan as duly adopted by the Board on April 9, 2012.

/s/ BLAKE A. WELCHER Blake A. Welcher, Secretary

Amendment Number 1
to the
DTS, Inc. 2012 Equity Incentive Plan

        WHEREAS, DTS, Inc. (the "Company") has previously adopted the DTS, Inc. 2012 Equity Incentive Plan (the "2012 Plan"); and

        WHEREAS, pursuant to Section 18 of the 2012 Plan, the Compensation Committee of the Company's Board of Directors (the "Committee") has the authority to amend the 2012 Plan, including without limitation amendments subject to stockholder approval to increase the maximum number of shares of the Company's common stock (the "Shares") which may be issued under the 2012 Plan (the "Share Reserve").

        NOW, THEREFORE, BE IT RESOLVED, that, subject to its approval by the stockholders of the Company, the 2012 Plan is hereby amended to increase the current Share Reserve by seven hundred thousand (700,000) of Shares.

        RESOLVED FURTHER, that in furtherance of the immediately preceding Resolution, Section 4.1 of the 2012 Plan shall, subject to approval by the stockholders of the Company, be amended to read as follows:

          4.1    Maximum Number of Shares Issuable.    Subject to adjustment as provided in Sections 4.2, 4.3, and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Awards shall be equal to two million two hundred thousand (2,200,000) (reduced by the number of awards granted under the Predecessor Plan after April 9, 2012 and before the Plan's Effective Date) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

        RESOLVED FURTHER, that subject to approval by the stockholders of the Company of this Amendment, Section 4.3(a) of the 2012 Plan shall be amended to read as follows:

        Each share of Stock subject to an Award other than a Full Value Award shall be counted against the limit set forth in Section 4.1 as one (1) share. Each one (1) share of Stock subject to a Full Value Award granted pursuant to the Plan or forfeited or repurchased pursuant to Section 4.3(b) shall be counted for purposes of the limit set forth in Section 4.1 as 2.00 shares of Stock.

NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 1 9 6 6 2 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T NNNNNNNNNNNNNNN C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TIQF 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. If shares are held jointly, both or all of such persons should sign. Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. Change of Address — Please print new address below. 01 - David C. Habiger 02 - Jon E. Kirchner 1. Election of Directors: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain 2. To approve an Amendment to the DTS, Inc. 2012 Equity Incentive Plan. 4. To ratify and approve Deloitte & Touche, LLP as the independent registered public accountants of the Company for fiscal year 2014. 3. Say on Pay – An advisory vote on the approval of executive compensation.

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q This Proxy is Solicited on Behalf of the Board of Directors Proxy for Annual Meeting of Stockholders, Thursday, May 15, 2014 The undersigned hereby appoints Melvin L. Flanigan and Blake A. Welcher or any one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Stockholders of DTS, Inc., to be held at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, California 91361, United States, at 10:00 a.m. PST, on Thursday, May 15, 2014 and any postponement or adjournment thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the unders igned in DTS, Inc. as designated on the reverse side. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 15, 2014 and the proxy statement. The Proxy when properly executed will be voted in the manner directed herein by the undersigned. This Proxy confers on the proxyholder discretionary authority to vote on any matter as to which a choice is not specified by the undersigned. If the Proxy is signed, but no vote is specified, this Proxy will be voted: FOR all the director nominees listed in Proposal 1 on the reverse side, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4, in accordance with the proxies’ best judgment upon all other matters as may properly come before the meeting and any postponement or adjournment thereof. (Continued and to be signed on the reverse side.) . Proxy — DTS, Inc.